Execution Copy

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

PHUSION LABORATORIES, LLC

a Delaware limited liability company

Dated March 22, 2010

TABLE OF CONTENTS

7.4	Withdrawal or Resignation	28
7.5	Meetings	28
7.6	Action by the Members	29
ARTICLE 8 BOARD OF MANAGERS		31
8.1	Establishment of Board	31
8.2	Powers	31
8.3	Qualifications, Number and Appointment	31
8.4	Term	32
8.5	Removal	32
8.6	Resignation	32
8.7	Vacancies	32
8.8	Chairman; Vice Chairman	32
8.9	Meetings	33
8.10	Action by the Board	34
8.11	Compensation	35
8.12	Committees	35
ARTICLE 9 OFFICERS		35
9.1	Qualifications and Appointment	35
9.2	Authority of Officers	35
9.3	Removal, Resignation and Filling of Vacancy of Officers	36
9.4	Compensation of Officers	37
ARTICLE 10 ALLOCATIONS		37
10.1	Allocations of Net Profits and Net Losses	37
10.2	Special Allocations	37
10.3	Other Allocation Rules	39
10.4	Tax Allocations; Code Section 704(c) Allocations	40
ARTICLE 11 DISTRIBUTIONS		40
11.1	Determination of Net Cash Proceeds	40
11.2	Tax Distributions	41
11.3	Distributions Other than Upon a Sale of the Company	41
11.4	Distributions Upon a Sale of the Company	41
11.5	Distributions and Forfeiture of Units in Connection with a Liquidity Event	42
11.6	Withholding	42
ARTICLE 12 BOOKS, RECORDS AND REPORTS		42
12.1	Reporting and Accounting	42
12.2	Delivery of Information	42
ARTICLE 13 TAX MATTERS		43
13.1	Tax Matters Member	43
13.2	Tax Returns	43
13.3	Partnership Status for Income Tax Purposes	43
ARTICLE 14 TRANSFER OF UNITS		43
14.1	Restriction on Transfers (PSI Parent)	44
14.2	Permitted Transfers (PSI Parent)	44
14.3	Certain Prohibited Transfers (PSI Parent)	44
14.4	Termination of Restrictions (PSI Parent)	45
14.5	Rights of Assignees (PSI Parent)	45

- ii -

14.6	Admission of Assignees as Members (PSI Parent)	45
14.7	Withdrawal of Members Upon Admission of Assignee (PSI Parent)	46
14.8	Incapacity of Member (PSI Parent)	46
14.9	Death of a Member (PSI Parent)	46
ARTICLE 15 RIGHT OF FIRST REFUSAL		46
15.1	Notice of Proposed Sale	47
15.2	Exercise of Right of First Refusal	47
15.3	Payment; Closing	48
15.4	Selling Member’s Right to Sell	48
15.5	Termination of Rights of First Refusal	49
ARTICLE 16 TAG-ALONG RIGHTS		49
16.1	Right to Participate in Proposed Sale	49
16.2	Exercise of Tag-Along Right	49
16.3	Payment; Closing	49
16.4	Selling Member’s Right to Sell	50
16.5	Termination of Tag-Along Rights	50
ARTICLE 17 STANDARDS OF CONDUCT, EXCULPATION, INDEMNIFICATION AND INSURANCE		51
17.1	Standards of Conduct (PSI Parent)	51
17.2	Liability (PSI Parent)	51
17.3	Exculpation (PSI Parent)	52
17.4	Indemnification (PSI Parent)	52
17.5	Expenses (PSI Parent)	53
17.6	Insurance (PSI Parent)	53
17.7	Third-Party Beneficiary Status (PSI Parent)	53
ARTICLE 18 CONFIDENTIALITY		53
18.1	Confidentiality Obligations (PSI Parent)	53
18.2	Certain Limitations on Confidentiality Obligations (PSI Parent)	54
18.3	Term (PSI Parent)	55
ARTICLE 19 DISSOLUTION AND LIQUIDATION		55
19.1	Limitations	55
19.2	Exclusive Causes	55
19.3	Effect of Dissolution	55
19.4	No Capital Contribution upon Dissolution	56
19.5	Liquidation	56
19.6	Deferral; Distribution in Kind	57
ARTICLE 20 MISCELLANEOUS		57
20.1	Notices (PSI Parent)	57
20.2	Guaranty (PSI Parent)	59
20.3	Pre-Initial Public Offering Transaction (PSI Parent)	59
20.4	Amendments (PSI Parent)	60
20.5	Waivers (PSI Parent)	60
20.6	Successors and Assigns (PSI Parent)	61
20.7	Governing Law (PSI Parent)	61
20.8	Dispute Resolution and Arbitration (PSI Parent)	61
20.9	Counterparts (PSI Parent)	61

- iii -

20.10	Effectiveness (PSI Parent)	61
20.11	No Third-Party Beneficiaries (PSI Parent)	62
20.12	Entire Agreement (PSI Parent)	62
20.13	Captions (PSI Parent)	62
20.14	Severability (PSI Parent)	62
20.15	Interpretation (PSI Parent)	62
20.16	Consent to Jurisdiction and Venue (PSI Parent)	62
20.17	Specific Performance (PSI Parent)	62
20.18	Further Assurances (PSI Parent)	63
20.19	Signed Writings (PSI Parent)	63
20.20	Business Days (PSI Parent)	63
20.21	Access to Counsel (PSI Parent)	63
20.22	Employment (PSI Parent)	63
20.23	Indemnification Against Certain Claims (PSI Parent)	63
20.24	Reimbursement of Certain Expenses (PSI Parent)	63
20.25	Controlling Provisions (PSI Parent)	63

Exhibit A:	Member Schedule
Exhibit B:	Initial Managers
Exhibit C:	List of Certain Compounds

- iv -

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
PHUSION LABORATORIES, LLC

This Limited Liability Company Operating Agreement of Phusion Laboratories, LLC (this “Agreement”), dated as of March 22, 2010 (the “Effective Date”), is made by and among Phusion Laboratories, LLC, a Delaware limited liability company (the “Company”), The Quigley Corporation, a Nevada corporation (“Quigley”), Phosphagenics Inc., a Delaware corporation  (“PSI” and, collectively with Quigley, the “Initial Members”), Phosphagenics Ltd., an Australian corporation (“PSI Parent”), for purposes of Articles 1, 3, 4, 14, 17, 18 and 20 and Sections 5.1 and 9.1(d), and such other Persons (as defined below) that are holders of Units (as defined below) and/or Unit Equivalents (as defined below) and that become a party hereto in accordance with the terms hereof (such other Persons, collectively with the Initial Members, the “Members”; the Members, PSI Parent and the Company, collectively, the “Parties”).

A.           The Company was formed on March 16, 2010 (the “Formation Date”) upon the filing of its certificate of formation (the “Certificate of Formation”).

B.           PSI was formed as a wholly owned Subsidiary (as defined below) of PSI Parent for the purpose of acquiring an interest in the Company, and PSI Parent will derive substantial benefit from its ownership of PSI and PSI’s ownership interest in the Company.

C.           The Parties desire to enter into this Agreement to reflect the admission of each Initial Member as a member of the Company, to set forth the manner in which the business and affairs of the Company will be managed and to set forth the Parties’ respective rights, duties and obligations with respect to the Company.

D.           Contemporaneously with the effectiveness of this Agreement, the Initial Members, PSI Parent and the Company are entering into a contribution agreement (the “Contribution Agreement”), pursuant to which, among other things, Quigley is (i) assigning all of its rights and obligations under the License Agreement (as defined below) to the Company and (ii) contributing $500,000 to the Company.

The Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1           Definitions (PSI Parent). As used herein, the following capitalized terms have the following respective meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et. seq.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)           credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)          debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Regulations Section 1.704-1(b)(2)(ii)(d).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) to the extent relevant thereto and is to be interpreted consistently therewith.

“Affiliate” means, with reference to a specified Person: (i) a Person that, directly or indirectly, controls, is controlled by, or is under common control with the specified Person; or (ii) any Person that is an officer, director, general partner, manager, or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, director, general partner, manager, or trustee, or serves in a similar capacity.

“Agreement” has the meaning set forth in the preamble.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2010, (ii) any subsequent period commencing on January 1 and ending on the following December 31, or (iii) any portion of the period described in the foregoing clause (i) or (ii) for which the Company is required to allocate Net Profits, Net Losses and other items of Company income, gain, loss or deduction pursuant to Article 10.

“Annual Plan” has the meaning set forth in Section 3.1.

“Anti-Wrinkle Creams” means proprietary formulations developed by PSI Parent containing TPM in combination with retinol, ubiquinone, acetyl octapeptide, l-carnosine and such other additives as the parties may agree; provided, however, that the Company will not have rights to anti-wrinkle cream products sold in high-end, up-scale retail stores, such as (by way of example) Nieman Marcus and Bloomingdales.

“Approved by the Board,” “Approval of the Board,” “Board Approval,” “determined by the Board,” “determination of the Board,” “Board determination” or similar expressions mean the Majority Vote of the Board, acting in its sole and absolute discretion, except as otherwise required by Law or any of the Company’s Organizational Documents.

“Approved Excess Marketing Costs” means, with respect to an Approved Product, any Marketing Costs with respect to such Approved Product in excess of $500,000 that PSI and Quigley have agreed to expend.

“Approved Product” means any Proposed Product for which the Company has determined, in accordance with Section 4.1(d), that there is a reasonable likelihood that such Proposed Product will be capable of becoming one or more Developed Product and for which a Budget has been agreed upon in accordance with Section 4.1(d).

“Assignee” means any Person (i) to which a Member Transfers, in accordance with the terms hereof, all or any part of the Units or Economic Interest that such Member directly holds and (ii) that has not been admitted as a Member in accordance with Section 14.6.

“Assumed Tax Rate” means, for any Fiscal Quarter, 35%, or such other rate as may from time to time be determined by the Board.

“Bankruptcy” means the occurrence of any one or more of the events set forth in Section 18-101(1) of the Act.

“Board” has the meaning set forth in Section 8.1.

“Board Meeting” means a meeting of the Board, whether such meeting is regular or special in nature.

“Budget” has the meaning set forth in Section 4.1(d)(i).

“Business” means the formulation, development, marketing, distribution and sale of products that contain PSI Technologies and that fall within the scope of the License Agreement between PSI Parent and the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.3.

“Capital Contributions” means, with respect to each Member, the aggregate amount of cash and the initial Gross Asset Value of any property (net of liabilities assumed or taken subject to by the Company, without duplication) contributed by or in the name of such Member in connection with the issuance of Units or otherwise.

“CEO” means the Quigley Designated CEO or the PSI Designated CEO, as the case may be.

“Certificate of Formation” has the meaning set forth in the recitals.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercialize” means, with respect to any Proposed Product, to take appropriate steps to accomplish or achieve the commercialization of such Proposed Product.

“Company” has the meaning set forth in the preamble.

“Company Affiliate” means any Affiliate of the Company.

“Company Assets” means the assets (including cash, properties, rights (contractual or otherwise), real property, personal property, tangible property and intangible property) directly held by the Company (including the equity interests of any Entity that the Company directly holds).

“Company Entity” means the Company or any of its Subsidiaries.

“Company Entity Assets” means all assets held by the Company Entities.

“Company Minimum Gain” has the meaning assigned the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Sale” means any arm’s-length transaction, whether by sale of Units, sale of Company Entity Assets, merger, recapitalization, reorganization or otherwise, upon the consummation of which one or more Persons (other than any Member or its Affiliates prior to the consummation of such transaction) will own more than 50% of the Voting Units or 50% of the Company Entity Assets, in each case whether effected pursuant to a single transaction or series of related transactions.

“Confidential Information” means any information, data, methods, or plans now or any time in the future developed, used or employed by the Company or any Company Affiliate that (i) are maintained as confidential by the Company or any Company Affiliate, (ii) are not generally known to or by a business that primarily engages in a business in the same industry as the Business, or (iii) relate to the Company, any Company Affiliates or any of their respective customers or suppliers, financial affairs, marketing strategies, pricing, products, processes, services, executives or similar internal affairs.

“Confidentiality Agreement” means that confidentiality agreement previously entered into between PSI Parent and Quigley.

“Contract” means any agreement, contract, commitment, purchase order, undertaking, instrument or other binding understanding, whether written or oral.

“Contribution Agreement” has the meaning set forth in the recitals.

“Cosmetic Compounds” means articles intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body for cleansing, beautifying, promoting attractiveness, or altering the appearance; provided, however, that a product which contains an OTC Drug will not be deemed to be a Cosmetic Compound even though it has the ancillary effect of cleansing, beautifying, promoting attractiveness, or altering the appearance.

“Covered Person” means any Member, any Manager, any Officer, any Person to whom the Board duly delegates management responsibilities, or any Affiliate of a Member.

“Customers” means those persons and entities who distribute, wholesale, retail, purchase or consume the goods and services offered by the Company.

“Depreciation” means, for each Allocation Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such period for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, then Depreciation means an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such period is zero, then Depreciation is to be determined with reference to such beginning Gross Asset Value using any reasonable method determined by the Board.

“Developed Product” means, with respect to a Proposed Product, a product that has been developed such that it is capable of being manufactured on a broad scale, either by a Company Affiliate or by a Person that is unaffiliated with the Company, and that is capable of being marketed and distributed as contemplated by the Budget with respect to such Proposed Product.

“Development Costs” means, with respect to the commercialization of a given Proposed Product, the costs incurred by the Company, any Initial Member or any Initial Member’s Affiliates associated with: (i) formulating one or more Developed Products with respect to such Proposed Product; (ii) developing such Developed Products; (iii) conducting such testing and clinical trial work as is required to support the claims that the Parties intend to make with respect to such Developed Products; (iv) the Research Program, patent investigation, protection of Intellectual Property, regulatory advice related to such Proposed Product and/or Developed Products; or (v) all other matters related to such Proposed Product and/or Developed Products or required to produce and sell such Developed Products as an OTC Drug, other than Marketing Costs.

“Development Program” means all formulation development, research, preclinical studies and clinical studies approved by the Company for any Proposed Product.

“Dietary Supplements” means orally consumed products intended to provide nutrients to humans to supplement any nutrient that may be missing from or not adequately consumed in a person’s diet.

“Disability” means a physical disability or mental incapacity that renders a Person unable to direct his or her affairs for a period of 12 consecutive months.

“Drugs” means substances or articles (other than a food or device) that are intended for use in the diagnosis, cure, relief, treatment, or prevention of disease and any articles intended to affect the structure or function of the body of man or other animals. For the sake of clarity, Drugs do not include Cosmetic Compounds or Dietary Supplements.

“Economic Interest” means, with respect to a given Unit, the right with respect to such Unit to share in the Net Profits, Net Losses, or similar items of (including items of income, gain, loss, deduction or credit), and to receive distributions from, the Company, but does not include any other rights of with respect to such Unit, including the right to vote or to participate in the management of the Company, or, except as specifically provided herein or as required under the Act, any right to information concerning the business and affairs of the Company.

“Effective Date” has the meaning set forth in the preamble.

“Entity” means a Person that is not a natural Person.

“Fair Market Value” means, with respect to an asset, business or enterprise, and except as otherwise expressly provided herein, the fair market value of such asset, business or enterprise, as determined in good faith by the Board.

“Fiscal Quarter” means, as the case may be, the quarterly period ending March 31, June 30, September 30 or December 31.

“Fiscal Year” means the yearly period ending December 31.

“Formation Date” has the meaning set forth in the recitals.

“Funding Amount” means, with respect to a given Member and a given Fiscal Quarter, the aggregate amount of Marketing Costs (if any) and Development Costs (if any) for all Approved Products (if any) and Developed Products (if any), as specified in the Funding Notice with respect to such Fiscal Quarter, that such Member must fund, plus any Approved Excess Marketing Costs that Quigley elects to contribute with PSI’s consent to the Company as a Capital Contribution pursuant to Section 4.5(c)(ii).

“Funding Notice” has the meaning set for in Section 4.5(c)(i).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state or local government, or any international, multinational or other government, and any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority of any of the foregoing.

“Gross Asset Value” means with respect to any asset, the adjusted basis of the asset for federal income tax purposes, except as follows:

(i)           the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset;

(ii)          the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking Code Section 7701(g) into account), as reasonably determined by the Board as of the following times: (A) the acquisition of an additional interest in the Company by a new or existing Member in exchange for a more than de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) the issuance of a Unit or Units in exchange for services rendered or to be rendered; provided, that an adjustment described in clause (A), (B) and (D) of this paragraph shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii)         the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value (taking Code Section 7701(g) into account) of such Company asset on the date of distribution as reasonably determined by the Board; and

(iv)         the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Company assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (vi) of the definition of “Net Profits” and “Net Losses” or Section 10.2(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that an adjustment pursuant to paragraph (ii) of the definition of “Gross Asset Value” is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) of the definition of “Gross Asset Value”, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Guarantee” of or by any Person (any such Person, a “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (any such Person, a “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of such primary obligor so as to enable such primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation.

“Guaranty” has the meaning set forth in Section 20.2(a).

“Immediate Family” means, with respect to a Person who is a natural person, such Person’s current spouse or legal domestic partner, parents, parents-in-law, grandparents, children, siblings and grandchildren, or a trust, estate, or other estate-planning vehicle, all of the beneficiaries of which consist of such Person or members of such Person’s Immediate Family.

“Incapacity” means, with respect to a specified Person, the Bankruptcy, death, Disability, adjudication of incompetence, dissolution or termination, as the case may be, of such Person.

“Indebtedness” means, with respect to a specified Person and without duplication: (i) all Liabilities of such Person for borrowed money or with respect to deposits or advances of any kind; (ii) all Liabilities of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all Liabilities of such Person upon which interest charges are customarily paid; (iv) all Liabilities of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (v) all Liabilities of such Person in respect of the deferred purchase price of property or services or other similar contingent payment Liabilities; (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (vii) all Guarantees by such Person of Indebtedness of others; (viii) all capitalized lease obligations of such Person; (ix) all Liabilities of such Person as an account party in respect of letters of credit and letters of guaranty; (x) all Liabilities of such Person in respect of bankers’ acceptances; (xi) the Indebtedness of any other Entity to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; and (xii) any interest, fees and other expenses with respect to any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 20.23.

“Indemnifying Party” has the meaning set forth in Section 20.23.

“Initial Member Units” means the Quigley Units and the PSI Units, collectively.

“Initial Members” has the meaning set forth in the preamble.

“Initial Public Offering” means a registered public offering of Securities of (i) any Company Entity or (ii) any Newco.

“Intellectual Property” means, collectively: (a) all inventions (whether or not reduced to practice), and all improvements thereto, and all Patents; (b) all Trademarks, all goodwill associated therewith, and renewals or extensions in connection therewith; (c) all works of authorship, all copyrights and moral rights relating thereto and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including confidential ideas, research and development, know how, show how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), invention disclosures, technology, discoveries, improvements, specifications, designs, formulae, techniques, technical data and manuals, methods and processes, and all other proprietary information and data; (f) all internet domain names and registrations therefor; (g) all copies and tangible embodiments of each of the foregoing (in whatever form or medium); (h) all modifications, improvements and derivatives of each of the foregoing; and (i) the right to seek past, present and future damages, including with respect to third-party infringement and misappropriation.

“IRS” means the Internal Revenue Service.

“Joinder Agreement” means a joinder agreement, in a form satisfactory to the Board,  pursuant to which the Person signing such joinder agreement agrees to become a Member and a party hereto, subject to the rights and obligations hereunder.

“Key Party” has the meaning set forth in Section 17.1(a).

“Law” means any constitution, law, statute, treaty, rule, directive, ordinance, requirement, compact or agreement with or by any Governmental Entity, any Order and any rules or regulations of any self-regulatory organization.

“Liabilities” means any and all liabilities, debts, claims, losses, expenses, damages, fines, costs, royalties, deficiencies, obligations or commitments of any nature whatsoever (whether asserted or unasserted, disclosed or undisclosed, direct or indirect, known or unknown, absolute or contingent, determined or undeterminable, on- or off-balance sheet, liquidated or unliquidated, accrued or unaccrued, matured or unmatured, due or to become due or otherwise, regardless of when asserted and whether or not resulting from third-party claims), including any liability for taxes and any of the foregoing arising under any Law, Order or Contract.

“License Agreement” means that certain License Agreement, dated as of the Effective Date, by and between PSI Parent and Quigley.

“Lien” means any security interest (whether or not perfected), pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, grant of a power to confess judgment, conditional sale, trust receipt or other title retention agreement (including any lease in the nature thereof), lien, charge, encumbrance, claim, reservation, restriction (including any limitation on a voting right), right of first refusal or first offer or other third-party right, option, license, hypothecation, assessment, covenant, right-of-way, encroachment, easement, tenancy, equity or other similar arrangement or interest in or with respect to real or personal property (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such Lien relates as debtor under the Uniform Commercial Code or any comparable Law).

“Liquidation Assets” has the meaning set forth in Section 19.5(b)(ii).

“Liquidation FMV” has the meaning set forth in Section 19.5(b)(ii).

“Liquidation Statement” has the meaning set forth in Section 19.5(b)(ii).

“Liquidator” has the meaning set forth in Section 19.5(a).

“Liquidity Event” means an Initial Public Offering or a Company Sale.

“Losses” has the meaning set forth in Section 17.3(a).

“Majority Vote” means: (i) with respect to the Members, the affirmative vote or consent of Members entitled to vote (or any specified subset thereof) with respect to a matter holding of record, in the aggregate, a majority of the Units held of record by all Members entitled to vote (or by such specified subset) with respect to such matter at a Member Meeting at which a Quorum is present that includes the affirmative vote of a majority in interest of the Members holding Quigley Units at such time and a majority in interest of the Members holding PSI Units at such time; and (ii) with respect to the Board, the affirmative vote or consent of the Managers entitled to cast a majority of the votes at a Board Meeting at which a Quorum is present that includes the affirmative vote of at least one Quigley Designated Manager and at least one PSI Designated Manager (except that such Majority Vote need not include the affirmative vote of a Quigley Designated Manager or a PSI Designated Manager, as the case may be, if no Quigley Designated Managers or PSI Designated Managers, respectively, are required to be present at such Board Meeting in order for there to be a Quorum at such Board Meeting).

“Managers” has the meaning set forth in Section 8.1.

“Marketing Costs” means, with respect to the commercialization of a given Proposed Product, the costs incurred by the Company, any Initial Member or any Initial Member’s Affiliates associated with packaging, performing market tests, advertising and promoting such Proposed Product and/or one or more Developed Products with respect to such Proposed Product.

“Members” has meaning set forth in the Preamble.

“Member Meeting” means a meeting of the Members, whether such meeting is regular or special in nature.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means that amount determined in accordance with the principles of Regulations Section 1.704-2(i)(3) pertaining to “partner nonrecourse debt minimum gain.”

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member Schedule” means Exhibit A.

“Membership Interest” means, with respect to a Member, such Member’s entire ownership interest in the Company, including such Member’s Economic Interest, all rights to vote and otherwise participate in the affairs of the Company, as applicable, and the rights to all benefits to which such Member is entitled as provided herein, together with the obligations of such Member to comply with all of the terms hereof.

“Net Cash Proceeds” means, with respect to a given Fiscal Year, an amount (as reasonably determined by the Board) equal to the aggregate amount of gross cash proceeds from the Company’s operations (other than Capital Contributions) during such Fiscal Year less the portion thereof used to pay or establish reserves for all expenses, debt payments, capital improvements, replacements, and contingencies, in each case as contemplated by the applicable Annual Plan or Annual Plans in effect during such period or as otherwise reasonably paid or reserved in respect of such Fiscal Year.

“Net Profits” and “Net Losses” mean, for each Allocation Year or other period, an amount equal to the Company’s taxable income or loss, respectively, for such Allocation Year or other period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)           any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be included;

(ii)          any expenditures of the Company described in Code Section 705(a)(2)(B) (including expenditures treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)), and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted;

(iii)         if the Gross Asset Value of any Company asset is adjusted pursuant to paragraphs (ii) or (iii) of the definition of “Gross Asset Value,” then the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of such Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of such Company asset) from the disposition of such Company asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(iv)         gain or loss resulting from any disposition of Company assets, with respect to which gain or loss is recognized for federal income tax purposes, shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(v)          in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year or other period, computed in accordance with the definition thereof;

(vi)         to the extent an adjustment to the adjusted tax basis of any Company assets pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such Company asset) or loss (if the adjustment decreases the basis of such Company asset) from the disposition of such Company asset and shall be taken into account for purposes of computing such Net Profits or Net Losses; and

(vii)        notwithstanding any other provision of this definition, any items that are specially allocated under Section 10.2 shall not be taken into account in computing Net Profits or Net Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 10.2 shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above.

“Newco” means any Entity formed for the purpose of effecting an Initial Public Offering, including any Entity into which a Company Entity is converted.

“Newco Shares” has the meaning set forth in Section 20.3(a).

“Non-Initial Member Units” means Units that are not Initial Member Units.

“Nonprescription Drugs” means Drugs which in the United States may be dispensed without a prescription issued from a licensed professional with governmental approval to prescribe Drugs. For the purposes hereof, Nonprescription Drugs shall include, but not be limited to, caffeine solely for use in energy-related products. Additionally, for the purposes of clarity, Nonprescription Drugs shall include nicotine. Additionally, Nonprescription Drugs shall not include the drug diclofenac. Nonprescription Drugs also shall include those products listed as such in the United States Homeopathic Pharmacopeia. For the avoidance of doubt, if a Drug is a prescription Drug in the United States as of the Effective Date, but such prescription Drug subsequently becomes a non-prescription Drug in the United States, then such Drug will be deemed to be a “Nonprescription Drug” for purposes hereof.

“Nonrecourse Deductions” has the meaning assigned to the term “nonrecourse deductions” in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Notice” has the meaning set forth in Section 20.1.

“Offered Price” has the meaning set forth in Section 15.1(d).

“Offered Units” has the meaning set forth in Section 15.1.

“Offered Units Closing Date” has the meaning set forth in Section 15.3(b)(i)(C).

“Officer” means an officer of the Company appointed in accordance with the terms hereof.

“Order” means any award, injunction, judgment, decree, order, writ, determination, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any Entity, such Entity’s certificate of incorporation, articles of incorporation, bylaws, articles of organization, constitution, partnership agreement, limited liability company agreement, formation agreement, trust agreement and other similar organizational documents of such Entity (including, with respect to the Company, the Certificate of Formation and this Agreement).

“OTC Drugs” means Nonprescription Drugs that are permitted by law to be sold directly to consumers in the United States.

“Parties” has the meaning set forth in the preamble.

“Patents” means all letters patent and pending applications for, and disclosures related to, patents of any jurisdictions throughout the world and all reissues, reexaminations, divisions, continuations and extensions thereof.

“Per Unit Officer Price” has the meaning set forth in Section 15.1(d).

“Permitted Transferee” means, with respect to a Member as of a given time, (i) an Affiliate of such Member at such time, (ii) a member of such Member’s Immediate Family at such time to whom Units are Transferred by will, by intestacy, as a gift or otherwise for estate planning purposes, or (iii) a trust exclusively for the benefit of such Member or one or more members of such Member’s Immediate Family, r a combination of the foregoing, to which Units are Transferred by will, by intestacy, as a gift or otherwise for estate planning purposes.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Pre-Initial Public Offering Transaction” means any of the following actions taken in anticipation of or otherwise in connection with an Initial Public Offering: (i) a transfer of all or substantially all of the Company Entity Assets or Units to a Newco; (ii) a merger or consolidation of any Company Entity into or with a Newco; or (iii) another restructuring of all or substantially all of the Company Entity Assets or Units into a Newco, including by way of the conversion of the Company into a corporation.

“Product Class” means the class of products for human consumption or usage (including topical, oral and inhaled usage) that are OTC Drugs or Anti-Wrinkle Creams. Additionally, a product using any of the compounds set forth in Exhibit C in combination with an OTC Drug and a product using any of the compounds set forth in Exhibit C that is part of a regimen or routine that includes the application of an OTC Drug are hereby deemed to be products within the Product Class available to the Company on a non-exclusive basis pursuant to the License Agreement. By way of example only, the Company may be permitted to use the licensed technology in a non-OTC Drug product as part of a regimen or routine that includes the application of an OTC Drug. For illustrative purposes only, if an acne treatment program includes the use of non-OTC Drug products containing TPM, then the Company may market and sell cleaning and moisturizing products containing TPM.

“Program Patents” has the meaning set forth in the License Agreement.

“Proposed Product” has the meaning set forth in Section 4.1(b).

“Proposed Sale” has the meaning set forth in Section 15.1(a).

“Proposed Sale Notice” has the meaning set forth in Section 15.1.

“Proposed Sale Notice Receipt Date” has the meaning set forth in Section 15.1.

“Proposed Transferee” has the meaning set forth in Section 15.1(a).

“PSI” has the meaning set forth in the preamble.

“PSI Designated CEO” has the meaning set forth in Section 9.1(b)(ii).

“PSI Designated Manager” has the meaning set forth in Section 8.3(b)(ii).

“PSI Intermediate Entity” means any Subsidiary of PSI Parent that directly or indirectly owns equity Securities of PSI.

“PSI Obligations” has the meaning set forth in Section 20.2(a)(i).

“PSI Parent” has the meaning set forth in the preamble.

“PSI Qualified Expenses” means, with respect to any Approved Product or Developed Product, as the case may be, any out-of-pocket costs incurred by PSI Parent or any of its Affiliates in connection with such Person’s provision of services as contemplated by, and performance of PSI’s and PSI Parent’s obligations under, Section 4.2, provided that the incurrence of any such costs was consistent (in terms of amount and the scope and extent of services to which such cost relates) with the Budget with respect to such Approved Product or Developed Product, respectively; provided, however, that “PSI Qualified Expenses” does not include (i) the costs of labor relating to any such services, and (ii) any costs incurred prior to such Approved Product of Developed Product, as the case may be, becoming an Approved Product.

“PSI Technologies” means those technologies of PSI Parent or its Subsidiaries that use tocopheryl phosphates and any products developed by or on behalf of PSI Parent which are substitutes for tocopheryl phosphate or which are used in combination with tocopheryl phosphate.

“PSI Units” means, at a given time, the Units directly held by PSI at such time or held by any transferee to which any such Units have been Transferred in accordance herewith.

“Quigley” has the meaning set forth in the preamble.

“Quigley Designated CEO” has the meaning set forth in Section 9.3(b)(i).

“Quigley Designated Manager” has the meaning set forth in Section 8.3(b)(i).

“Quigley Qualified Expenses” means, with respect to any Approved Product or Developed Product, as the case may be, any out-of-pocket costs incurred by Quigley or any of its Affiliates in connection with such Person’s provision of services as contemplated by, and performance of Quigley’s obligations under, Section 4.3, provided that the incurrence of any such costs was consistent (in terms of amount and the scope and extent of services to which such cost relates) with the Budget with respect to such Approved Product or Developed Product, respectively; provided, however, that “Quigley Qualified Expenses” does not include (i) the costs of labor relating to any such services and (ii) any costs incurred prior to such Approved Product of Developed Product, as the case may be, becoming an Approved Product

“Quigley Units” means, at a given time, the Units directly held by Quigley at such time or held by any transferee to which any such Units have been Transferred in accordance herewith.

“Quorum” means:

(i)           in the case of a Member Meeting, the holders of a majority of the Units; and

(ii)          in the case of a Board Meeting, Managers collectively holding a majority of all Manager votes (after giving effect to Sections 8.10(b)(ii) and/or (iii), if applicable), including at least one Quigley Designated Manager and at least one PSI Designated Manager; provided, however, that a Quorum will be deemed not to be present unless an equal number of Quigley Designated Managers and PSI Designated Managers is present.

“Receiving Party” has the meaning set forth in Section 18.1.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code.

“Regulatory Allocations” has the meaning set forth in Section 10.2(h).

“Related Agreements” means the License Agreement, the Contribution Agreement, the Share Transfer Restriction Agreement, and the other documents, instruments and agreements specifically referred to herein or therein, or delivered pursuant hereto or thereto, collectively.

“Remaining Members” has the meaning set forth in Section 15.1.

“Research Program” means all research, experiments, product development efforts, formulations, trials, experiments and other activities with respect to the creation of products on behalf of the Company.

“ROFR Participation Notice” has the meaning set forth in Section 15.2.

“ROFR Unit Purchase Agreement” has the meaning set forth in Section 15.3(a).

“Security” means a security, as defined in Section 2(a)(1) of the United States Securities Act of 1933, as amended.

“Sell” means, with respect to any Units, any act to sell, transfer or other dispose of such Units. Each of “Sold” and “Sale” has a correlative meaning.

“Selling Member” has the meaning set forth in Section 15.1.

“Share Transfer Restriction Agreement” means the Share Transfer Restriction Agreement, dated as of the Effective Date, by and between Quigley and PSI Parent, regarding, among other things, (i) certain transfer restrictions with respect to, and other terms applicable to, the shares of Quigley’s common stock issued to PSI Parent in connection with the transactions contemplated by the License Agreement and (ii) certain restrictions on PSI Parent’s acquisition of additional shares of Quigley’s common stock.

“Specified Person” has the meaning set forth in Section 17.4(b).

“Subsidiary” means, with respect to any specified Person and at a given time, an Entity of which such specified Person owns at such time, directly or indirectly, 50% or more of the outstanding capital stock of such Entity, the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such Entity or (ii) generally entitled to share in the profits or capital of such Entity.

“Substantial Modification” means, with respect to Annual Plans or Budgets that have been Approved by the Board in respect of a given year, changes to such Annual Plans or Budgets, respectively, that would result (individually or in the aggregate) in a change of 15% or more to the aggregate expenses reflected therein, relative to the amount of the aggregate expenses reflected in such Annual Plans or Budgets, respectively, as Approved by the Board.

“Suit” means any investigation, charge, action, grievance, claim, proceeding (whether administrative or otherwise), suit, arbitration or other dispute resolution proceeding or litigation, in each case by or before any court of law or equity, Governmental Entity or arbitrator.

“Tag-Along Member” has the meaning set forth in Section 16.2.

“Tag-Along Unit Closing Date” has the meaning set forth in Section 16.3(b)(i).

“Tag-Along Unit Purchase Agreement” has the meaning set forth in Section 16.3(a).

“Tag-Along Units” has the meaning set forth in Section 16.2.

“Tax Distribution” has the meaning set forth in Section 11.2.

“Tax Matters Member” has the same meaning as “tax matters partner” as defined in Code Section 6231(a)(7).

“TPM” means tocopheryl phosphate mixture.

“Trademarks” means trademarks, service marks, trade dress, trade names, company names, logos, slogans and other indicia of source or origin, all registrations and applications for registration of any of the foregoing, all renewals thereof, all translations, adaptations, derivations and combinations of the foregoing, together with all goodwill associated with each of the foregoing, in any jurisdiction throughout the world.

“Transfer” means, with respect to any Security (including any Unit) or Economic Interest, (i) a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation, issuance or other transfer or disposition by any other means, whether for value or not and whether voluntary or involuntary (including by operation of law), with respect to such Security or Economic Interest, respectively, (ii) the entry into a Contract that would afford a Person (other than the direct holder of such Security or Economic Interest, respectively) the right to direct all or a portion of the voting rights, or to receive all or a portion of the economic benefits, with respect to such Security or Economic Interest, respectively, or (iii) the entry into a Contract to do any of the events described in the foregoing clauses (i) and (ii). Used as a verb, “Transfer” means effecting any of the foregoing actions described in this definition.

“Unit Equivalent” means (i) any warrant, option, subscription or purchase right with respect to a Unit, (ii) any Security convertible into, exchangeable for or otherwise entitling the holder thereof to acquire any Unit or (iii) any warrant, option, subscription or purchase right with respect to any Security described in the foregoing clause (ii).

“Units” means any units representing Membership Interests that the Company may issue from time to time. Any reference herein to a “Unit” is deemed to also be a reference to the Membership Interest represented by such Unit.

“Unreturned Capital” means, with respect to Units and as of a given time, an amount equal to the excess, if any, of (i) the aggregate Capital Contributions that have been made in respect of such Units prior to such time (including any Capital Contributions made to satisfy any funding obligations pursuant to Section 4.5), over (ii) the aggregate amount of all prior distributions that the Company has made in respect of such Units pursuant to Section 11.3(a) or 11.4(a).

“Unreturned Funding Amount” means, with respect to Units and as of a given time, an amount equal to the excess, if any, of (i) the aggregate Capital Contributions that have been made in respect of such Units to satisfy any funding obligations pursuant to Section 4.5, over (ii) the aggregate amount of all prior distributions that the Company has made in respect of such Units pursuant to Section 11.3(a).

1.2         Construction (PSI Parent).

(a)           Except as otherwise expressly provided herein: (i) where a word or phrase is defined herein, each of its other grammatical forms have a correlative meaning; (ii) the terms “hereof,” “herein,” “hereunder,” “hereby,” “hereto,” “herewith” and words of similar import are to be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) a reference herein to an Article, Section, paragraph, Exhibit or Schedule is a reference to an Article, Section, paragraph, Exhibit or Schedule, respectively, of or to this Agreement; (iv) the words “include,” “includes,” and “including” as used herein are deemed to be followed by the words “without limitation”; (v) the term “Dollars” and the symbol “$” mean United States Dollars; and (vi) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

(b)           Unless otherwise expressly provided herein, any reference (i) to a Contract (including this Agreement) and all other contractual instruments is a reference to such Contract or instrument (including all exhibits, schedules, attachments and appendices thereto) as the same may be amended or otherwise modified from time to time in accordance with the terms thereof and (ii) to a law is a reference to all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

(c)           If an Entity has an obligation hereunder to not permit another Person from taking any action, then such Entity is deemed to have a concurrent obligation to cause such other Person, to the extent such Entity is capable of exercising control over the actions of such other Person, to cease taking such action (if applicable) and to refrain from taking such action.

(d)           The term “control,” as used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting Securities, by Contract or otherwise.

ARTICLE 2
GENERAL

2.1         Formation of the Company. The Company was formed on the Formation Date as a limited liability company under the Act.

2.2         Name. The name of the Company and under which the business of the Company is to be conducted is “Phusion Laboratories, LLC.” The Company may conduct business under one or more fictitious names, in accordance with the Act and as Approved by the Board.

2.3         Purpose and Powers. The purpose of the Company is to conduct the Business, to engage in any activities necessary, customary, convenient or incidental thereto and to engage in any other lawful acts Approved by the Board that a Delaware limited liability company is permitted to engage in under the Act.

2.4         Principal Place of Business. The Company’s principal place of business will be at such place or places as Approved from time to time by the Board. The Company may have other places of business as Approved from time to time by the Board.

2.5         Term of the Company. The Company commenced its existence on the Formation Date and will continue perpetually until terminated as a result of the dissolution and winding up of the Company in accordance with Article 19.

2.6         Statutory Compliance.

(a)           The Certificate of Formation has been executed and filed with the Delaware Secretary of State. Any Manager or Officer, as an “authorized person” within the meaning of the Act, is hereby authorized in such capacity, at any time that the Board has Approved and the applicable Members have approved an amendment to the Certificate of Formation, in accordance with the terms hereof, to execute, deliver and file such amendment in accordance with the Act.

(b)           The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process for the Company in the State of Delaware. The address of the registered office in Delaware as of the Formation Date is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808 and the Company’s registered agent for service of process at that address as of the Formation Date is Corporation Service Company.

(c)           The Company shall qualify to do business in any jurisdiction in which it is required to do so under the laws of such jurisdiction.

2.7         Nature of Agreement.  This Agreement constitutes a “limited liability company agreement,” as defined under the Act.

ARTICLE 3
ANNUAL PLANS

3.1         Adoption of Annual Plans (PSI Parent). No later than December 15 of each year, the Parties shall prepare and agree upon a budget and an operating plan for the Company for the immediately following Fiscal Year (each such plan, an “Annual Plan”) setting forth with respect to such Fiscal Year, among other things, (a)  projected expenses and capital expenditures, (b) projected cash requirements, loan commitments and Capital Contribution requirements, (c) projected sources and uses of funds, and (d) projected distributions. The Parties shall cooperate to agree upon and prepare the Annual Plan for the remainder of the Fiscal Year ending December 31, 2010 on or before May 15, 2010.

3.2         Amendments to Annual Plans (PSI Parent). From time to time during a Fiscal year, the Parties shall review, and, as necessary, modify, the Annual Plan for such Fiscal Year. An Annual Plan may from time to time be amended upon the consent of the Company and each Member.

3.3         Company Operations (PSI Parent). The Company shall conduct its operations, and the Members shall cause the Company to conduct its operations, as closely as possible, in accordance with and otherwise consistent with the Annual Plan then in effect.

ARTICLE 4
COMMERCIALIZATION OF PRODUCTS

4.1         Selection of OTC Drugs and Product Class for Commercialization (PSI Parent).

(a)           General. Subject to the terms hereof, the Company shall Commercialize Proposed Products. The Parties shall follow the process set forth in Sections 4.1(b) through (d) with respect to the selection of an OTC Drug and/or Product Class for commercialization.

(b)           Cooperation to Select Proposed Products for Commercialization. The Parties shall cooperate to indentify and jointly select OTC Drugs and/or products falling within the Product Class to be potentially Commercialized (any such OTC Drug or product falling within the Product Class so selected, a “Proposed Product”). Factors relevant to selecting a Proposed Product include (i) the ability of the PSI and PSI Parent, and the costs, to reasonably research, develop, test and formulate the Proposed Product and the Developed Product with respect to such Proposed Product, and (ii) the ability of the Company, and the costs, to reasonably market, advertise, package, sell and distribute the Developed Product  arising from such Proposed Product.

(c)          PSI Testing, Etc. of Proposed Products. With respect to each Proposed Product, PSI Parent shall, at their own expense, identify the unique characteristics and potential product claims that are anticipated to be applicable to any Developed Product with respect to such Proposed Product. PSI Parent will provide to the Company its view and advice as to whether a Proposed Product is capable of being formulated. PSI will formulate and develop the Proposed Product on behalf of the Company subject to the reasonable abilities and resources of PSI taking into account the number of employees PSI  has and its own ongoing research. The Company is responsible for verifying any product claims described in this Section 4.1(c) and PSI Parent will not be liable with respect to the verification of any such product claims. From time to time, and subject to the agreement of the Parties, the Company may determine to contract with third parties to conduct research on behalf of the Company, with such research to be supervised by PSI Parent.

(d)          Approval of Budget for the Commercialization of Proposed Products.

(i)           If the Company determines, with respect to a Proposed Product, that there is a reasonable likelihood that such Proposed Product will be capable of becoming one or more Developed Products, then the Parties shall seek to agree on a budget for the commercialization of such Proposed Product in accordance with this Section 4.1(d) (any such budget, with respect to a given Proposed Product, a “Budget”).

(ii)          Each Budget must include the following items:

(A)           a timeline for commercialization of such Proposed Product;

(B)           reasonable estimates of the Development Costs with respect to such Proposed Product;

(C)           reasonable estimates of the Marketing Costs with respect to such Proposed Product; and

(D)           the estimated funding requirements of the Parties under Section 4.5(c)(ii) with respect to such Proposed Product.

(iii)         The Initial Members may, by mutual agreement, amend, change or otherwise modify or supplement any Budget they have previously agreed to for the commercialization of any Proposed Product.

4.2         Obligations of PSI and PSI Parent in Connection with the Commercialization of Approved Products (PSI Parent).

(a)           Research Program. PSI Parent shall undertake and supervise the Research Program determined by the for each Approved Product.

(b)           Toxicology and Safety Data. PSI and PSI Parent shall provide to the Company all toxicology and safety data available to PSI Parent relating to tocopheryl phosphates, whether alone or formulated with another ingredient, pertaining to each Approved Product. Additionally, PSI and PSI Parent shall grant the Company the right to reference all applicable toxicology and safety data that is or becomes under PSI Parent’s control.

(c)           Supply the Tocopheryl Phosphate. PSI Parent shall, at its “fully allocated” costs of manufacturing, supply to the Company the tocopheryl phosphate required in the manufacture of the products marketed by the Company. For these purposes, PSI Parent’s “fully allocated” costs shall consist of the following: the direct manufacturing  costs incurred (i.e., materials, supplies, labor, factory floor overhead) and shall exclude all PSI Parent corporate overhead; provided, however, that in no event shall the price charged by PSI Parent exceed the then-current (i.e., within 90 days before or after the date of shipping) lowest price charged by PSI Parent or any of its Affiliates to any third party for the supply of tocopheryl phosphate (excluding immaterial quantities supplied by PSI Parent or any of its Affiliates to third parties for strategic purposes).

(d)           Third-Party Supplier of Tocopheryl Phosphate. If (i) PSI Parent is unable to supply to the Company cGMP-grade tocopheryl phosphates to formulate and commercially manufacture any Product or (ii) the Company or Quigley is able to find a reputable third-party manufacturer that is able to supply to the Company cGMP-grade tocopheryl phosphates at prices more favorable than the price charged by PSI Parent, then PSI Parent shall grant to a third-party manufacturer nominated by the Company or Quigley a fully paid-up license to practice PSI Parent’s patents relating to its manufacturing process, provided that such third party agrees to produce only sufficient quantities of tocopheryl phosphate as may be required for use in formulation and commercial manufacturing of Developed Products for the Company.

(e)           Implementation of Development Program. PSI and PSI Parent shall design and implement a Development Program that will be required to sell any products that the Company has determined to bring or attempt to bring to market.

(f)           Patents and Patent Applications. PSI and PSI Parent shall manage the filing and prosecutions of any patents or applications for patents included in the Program Patents pursuant to such budget as the Parties have agreed upon. The Company shall bear all out of pocket costs incurred by the Parties in connection with such patent filing, application and prosecution. In the event a Member has incurred out of pocket costs, such costs will be reimbursed in accordance with Section 4.6(c).

(g)           Office and Lab Space. PSI Parent shall make available to the Company at no charge reasonable office and lab space at its facility in Melbourne, Australia.

(h)           Maintenance of Records. PSI Parent shall keep proper records relating to the costs it incurs in connection with the manufacture of tocopheryl phosphate for use in Developed Products. Each of PSI and PSI Parent shall keep proper records relating to any other costs for which it seeks recovery pursuant hereto and shall report and account to the Company from time to time with respect to the financial information relevant hereto.  Quigley or its representatives may enter any premises occupied by PSI and/or PSI Parent at all reasonable times to examine and take copies of the books, records and documents relating thereto provided that such information shall only be used to verify the accountings required pursuant hereto.

4.3         Quigley’s Obligations in Connection with the Commercialization of Developed Products (PSI Parent).

(a)           Marketing of Developed Products. Quigley (either itself or through its Affiliates) shall manage the marketing, promotion, advertising and sale of Developed Products in the United States on behalf of the Company. The Company may grant third-party distribution rights and marketing rights in the United States and elsewhere as approved by the Board.

(b)           Office and Warehouse Space. Quigley shall make available to the Company at no charge reasonable office and warehouse space at its facility in Doylestown, Pennsylvania: provided, however, that the Company will not be entitled to use of more than 20% of the warehouse space.

(c)           Sale and Customer Information. Quigley shall assist the Company in maintaining accurate current sales information and statistics relating to the sales (dollar values and quantity volumes) of the Developed Products to Customers (individually and in aggregate) and a current list of all Customers. Except as required by law, both Quigley and PSI shall keep such Customer information confidential and shall use such information for any purpose other than to enforce this Agreement.

4.4         Reputation of Products (PSI Parent). The Parties shall cooperate to establish and maintain the reputation of Developed Products.

4.5         Funding (PSI Parent).

(a)           Development Costs. Unless both Quigley and PSI agree to the contrary in writing, each Budget with respect to an Approved Product shall provide that, with respect to the Development Costs with respect to such Approved Product, (i) Quigley shall fund the first $100,000 of such Development Costs and one-half of such Development Costs in excess of $100,000 (in each case by contributing such amount to the Company as a Capital Contribution), and (ii) PSI shall fund one-half of such Development Costs in excess of $100,000 (by contributing such amount to the Company as a Capital Contribution). Each Budget for Development Costs will specify the estimated date when funding shall be required, and the Members shall fund their respective amounts as and when specified in the agreed Budget.

(b)           Marketing Costs. Each Budget with respect to an Approved Product shall set forth an agreed Budget for Marketing Costs. Unless both Quigley and PSI agree to the contrary in writing, Quigley shall fund the first $500,000 of the agreed Marketing Costs for each Approved Product (by contributing such amount to the Company as a Capital Contribution). Each Budget for Marketing Costs will specify the estimated date when funding shall be required, and the Members shall fund their respective amounts as and when specified in the agreed Budget.

(c)           Funding Obligations.

(i)           Not more than 30 nor less than 10 days prior to the end of each Fiscal Quarter, the Company shall provide the Members with a written notice (a “Funding Notice”) setting forth with respect to each Approved Product or (if such Approved Product has become Developed Product) Developed Product: (A) a good faith estimate of the anticipated Development Costs (if any) that will be required with respect to such Approved Product or Developed Product, respectively, for such Fiscal Quarter, and the amount of such anticipated Development Costs that each Member must fund (which amount must be consistent with the funding requirements contemplated by Section 4.5(a)); and (B) a good faith estimate of the anticipated Marketing Costs (if any) that will be required with respect to such Approved Product or Developed Product, respectively, for such Fiscal Quarter, and the amount of such anticipated Marketing Costs that each Member must fund (which amount must be consistent with the funding requirements contemplated by Section 4.5(b)).

(ii)          On or before the first day of each Fiscal Quarter, each Member shall contribute its Funding Amount with respect to such Fiscal Quarter to the Company as a Capital Contribution in respect of the Units held by such Member at the time of such Capital Contribution.

4.6           Reimbursement of Expenses (PSI Parent).

(a)           Quigley Qualified Expenses. Promptly after Quigley presents to the Company a reasonably detailed invoice for any Quigley Qualified Expenses, the Company shall pay Quigley, as reimbursement therefor, the amount of such Quigley Qualified Expenses.

(b)           PSI Qualified Expenses. Promptly after PSI presents to the Company a reasonably detailed invoice for any PSI Qualified Expenses, the Company shall pay PSI, as reimbursement therefor, the amount of such PSI Qualified Expenses.

(c)           Expenditures Related to Patents.  The Members will be jointly responsible for paying the expenses related to the filing and prosecutions of any patents or applications for patents included in the Program Patents in proportion to the respective number of Units they hold. A Member shall reimburse another Member for its ratable share of such expenses promptly after the Member incurring such expense presents the reimbursing Member with a reasonably detailed invoice therefor (after taking into account any such expenses that the Member providing such invoice owes such reimbursing Member pursuant to this Section 4.6(c)).

(d)           The Parties hereby acknowledge that the payroll and corporate overhead expenses of the employees of the Members who are providing services to the Company shall not be considered an expense which may be charged to or reimbursed by the Company; provided, however, that where an employee of a Member has devoted a disproportionate amount of time or made a disproportionate contribution to the Company, the Members may agree to reimburse or the Member making such contribution.

4.7           Cap on Quigley Funding Obligations (PSI Parent). Notwithstanding anything to the contrary herein, Quigley is not required to fund and/or pay in excess of Two Million Dollars ($2,000,000) in the aggregate pursuant to this Article 4. Any funding required above such amount is to be provided, as the Parties may mutually agree, by reinvestment of operating income, by third-party investment in the Company, by debt financing, by out-licensing, or as the Parties may otherwise agree from time to time.

4.8           Intellectual Property Ownership. Ownership rights with respect to the Intellectual Property (including Program Patents) developed by or on behalf of any Company Entity are as set forth in the License Agreement.

ARTICLE 5
ADMISSION OF MEMBERS AND CAPITAL ACCOUNTS

5.1           Initial Members and Initial Capital Contributions (PSI Parent).

(a)           Each Party acknowledges that: (i) on the Effective Date, Quigley contributed to the Company, as an initial Capital Contribution, (A) all of its rights and obligations under the License Agreement, pursuant to the Assignment and Assumption Agreement, and (B) $500,000 in cash; and (ii) as of the Effective Date, PSI has not made, and on the Effective Date PSI did not make, any Capital Contributions to the Company.

(b)           The Company hereby issues 1,000 Units to each Initial Member.

5.2           Units. The Member Schedule sets forth the respective names, addresses, initial Capital Contributions, and the number of Units held by each Member. Each Member acknowledges that each Member’s aggregate initial Capital Contributions as set forth in the Member Schedule represent the amount of cash and the Fair Market Value of property other than cash that such Member has contributed to the Company in the aggregate as of the Effective Date.

5.3           Capital Accounts.

(a)           The Company shall establish and maintain a separate Capital Account for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv) and in accordance with the following provisions:

(i)           To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocable share of Net Profits, any items in the nature of income or gain that are specially allocated to such Member under Section 10.2, and the amount of any liabilities of the Company that are assumed by such Member (or liabilities that are secured by any Company assets distributed to such Member). The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of such note (or a Member related to the maker of such note within the meaning of Regulations Section 1.704-1(b)(ii)(c)) shall not be credited to the Capital Account of any Member until the Company makes a taxable disposition of such note or until (and to the extent) principal payments are made on such note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

(ii)          To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision hereof (net of liabilities secured by such distributed Company assets that such Member is considered to assume or take subject to under Code Section 752), such Member’s allocable share of Net Losses, any items in the nature of expenses or losses that are specially allocated to such Member under Section 10.2, and the amount of any liabilities of such Member that are assumed by the Company (or liabilities that are secured by any property contributed by such Member to the Company).

(iii)         If any interest in the Company is transferred in accordance with the terms hereof, then the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. In the case of a sale or exchange of an interest in the Company at a time when an election under Code Section 754 is in effect, the Capital Account of the transferee Member shall not be adjusted to reflect the adjustments to the adjusted tax basis of Company assets required under Code Sections 754 and 743, except as otherwise required or permitted by Regulations Section 1.704-1(b)(2)(iv)(m).

(iv)        In determining the amount of any liability for purposes of Sections 5.3(a)(i) and (ii), there shall be taken into account Code Section 752(c), and any other applicable provisions of the Code.

(b)           The foregoing provisions of this Section 5.3 and the other provisions hereof relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

(c)           If the Board determines that it is prudent to modify the manner in which any debits or credits are made to the Capital Accounts (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 19.5 upon the dissolution of the Company.

(d)           The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

ARTICLE 6
ADDITIONAL CAPITAL, CONTRIBUTIONS, RETURN OF CAPITAL
CONTRIBUTIONS AND MEMBER LOANS

6.1           Additional Capital Contributions. Except as provided in Section 4.5, no Member is hereby required to contribute additional capital to the Company. Subject the Approval of the Board, the Company may issue additional Units on such terms as are Approved by the Board, which may involve the issuance to existing Members or other Persons of Units in one or more classes or series with such rights, powers and duties as are Approved by the Board. If such issuance was effected in accordance with the terms hereof and the Person to which such Units were issued signs a Joinder Agreement, then the Person to which such Units were issued will thereby be deemed admitted as a Member with respect to such Units, the Member Schedule will thereby be deemed amended to reflect the name, address and Units of such Member, and the Company will thereby be permitted to insert a copy of Member Schedule that reflects such amendments. All Capital Contributions made to the Company in connection with the issuance of any additional Units to any Person pursuant to this Section 6.1 are to be credited to the Capital Account of such Person as and when such Capital Contribution is made, as reflected in the records of the Company. As a result of such Capital Contributions and the admission of each Person as a Member, the Board will have the right, but not the obligation, to adjust the respective Capital Accounts of the Members in accordance with the definition of Gross Asset Value and Regulations Section 1.704-1(b)(2)(iv)(f). None of the Members have any pre-emptive rights with respect to any issuances of Units.

6.2           Return of Member Capital Contributions. Except as otherwise provided herein: (a) no Member shall demand, and no Member will be entitled to receive, a return of, or interest on, its Capital Contributions or Capital Account with respect to the Company; (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions; and (c) the Company shall not redeem or repurchase the Units of any Member.

6.3           Member Loans. No Member will be required to make, and each Member shall not make, any loans or otherwise lend any funds to the Company, except as otherwise provided herein or as otherwise Approved by the Board. Notwithstanding the foregoing, a Member may provide loans to or for the benefit of the Company from time to time on arm’s length, commercially reasonable terms and conditions Approved by the Board. Each Member loan will represent a debt of the Company payable or collectible solely from the Company Assets in accordance with the terms and conditions upon which such loan was made. The Company shall repay all permitted Member loans (a) in accordance with any documents and instruments evidencing such loans or (b) absent any such documents or instruments, prior to making any distributions (other than Tax Distributions pursuant to Section 11.2).

6.4           No Liability of Member for Debts and Obligations of the Company. Except as otherwise required by any non-waivable provision of the Act or other applicable Law, or as provided in any guaranty or other form of credit enhancement by one or more Members, or as set forth in any other written instrument or document signed on or after the Effective Date by one or more of the Members: (a) no Member will be personally liable for any debt, liability or other obligation of the Company; and (b) no Member will, by virtue of its ownership of Units, have any liability to any Person in excess of (i) the aggregate amount of such Member’s Capital Contributions to the Company, and (ii) without duplication, its share of any Company Assets and undistributed profits of the Company.

6.5           Registered Owner. The Company will be entitled to treat a Member as the owner of the Units registered in such Member’s name on the books and records of the Company for all purposes, and, accordingly, will not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, regardless of whether the Company has actual or other notice thereof.

ARTICLE 7
MEMBERS

7.1           No Management By Members. Except as expressly set forth in the Act, this Agreement or the Company’s other Organizational Documents, no Member, in its capacity as a Member, is entitled to take any part in the control or management of the Business or have any authority or power to act for or on behalf of the Company.

7.2           Limited Liability. No Member, in its capacity as a Member, will be liable to the Company, any creditor of the Company or any other Person for any Liabilities of the Company, whether arising in contract, tort or otherwise, except as specifically set forth herein or as otherwise agreed to in writing by such Member. No Member will be liable to the Company, any other Member, any creditor of the Company or any other Person for the repayment of amounts received from the Company in its capacity as Member. The failure of the Board to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs hereunder, the Company’s other Organizational Documents or the Act will not be grounds for imposing personal liability on the Members or the Managers for Liabilities of the Company, whether arising in contract, tort or otherwise.

7.3           Admission of Members. No Person will be admitted to the Company as a Member except in accordance with Section 6.1 (in the case of Persons obtaining Units directly from the Company) or Section 14.6 (in the case of transferees of a permitted Transfer of Units from another Person). No admission of a Member will operate, by virtue thereof, to cause the dissolution of the Company. Any admission that is purportedly effected other than in accordance with this Agreement will be null and void ab initio. Upon admission as a Member in accordance with the terms hereof, a Person will have the rights, liabilities and obligations of a Member as provided hereunder with respect to the Units held by such Person.

7.4           Withdrawal or Resignation. Except as otherwise specifically set forth in Section 14.7, no Member is or will be entitled to retire or withdraw from being a Member without the Approval of the Board. No withdrawal of a Member will operate, by virtue thereof, to cause the dissolution of the Company. Any withdrawal that is purportedly effected other than in accordance with this Agreement will be null and void ab initio. If any Member withdraws from the Company without the Approval of the Board (other than pursuant to Section 14.7), such Member will not be entitled to receive from the Company any payment as a result of such withdrawal, unless otherwise Approved by the Board.

7.5           Meetings.

(a)           General. Member Meetings that have been called in accordance with Section 7.5(b) or (c) may be held at any place within or outside Delaware, or by remote communication, as a Majority Vote of the Members may from time to time fix, or as specified in the notice or waivers of notice thereof. Any one or more Members may participate in a Member Meeting by means of telephone communications, video conference or similar communications equipment by means of which all persons participating in such Member Meeting can hear each other at the same time. Participation by such means constitutes presence in person at any such Member Meeting.

(b)           Regular Member Meetings. Unless otherwise determined by a Majority Vote of the Members, the Members shall hold an annual Member Meeting each year at the time and place fixed by the Board.

(c)           Special Member Meetings. Special Member Meetings are to be held whenever called by, and at such time and place as fixed by, a Majority Vote of the Members of any Initial Member.

(d)           Notice. For a Member Meeting to be duly convened, notice of the time and place of such Member Meeting must be given at least four days prior to such Member Meeting pursuant to either oral or written notice to all of the Members (if such Member Meeting is to be held in person) or at least 72 hours prior to such Member Meeting pursuant to oral or written notice to all of the Members (if such Member Meeting is to be held by telephone communications, video conference or similar communications equipment), or (in either case) upon such shorter notice as may be approved by all of the Members. The business to be transacted at, or the purpose of, a Member Meeting must be specified in the notice of such Member Meeting or waiver of notice thereof. Notice provided to the applicable email addresses specified in the Member Schedule is hereby deemed to be effective notice for purposes of this Section 7.5(d).

(e)           Waiver of Notice. Attendance by a Member at a Member Meeting will thereby constitute such Member’s waiver of notice of such Member Meeting, unless such Member attends such Member Meeting for the express purpose of objecting, and does so object at the beginning of such Member Meeting, to the transaction of any business at such Member Meeting on the ground that such Member Meeting was not duly called or convened.

(f)           Adjourned and Rescheduled Meetings. If a Quorum is not present at a duly called Member Meeting, then the Members present at such Member Meeting may adjourn the Member Meeting from time to time until a Quorum is present. Members not present at any Member Meeting that has been adjourned and rescheduled must be given notice of the rescheduled Member Meeting in accordance with Section 7.5(d) or waive such notice in accordance with Section 7.5(e).

(g)           Member Meeting Observer. The Secretary (if any) or the Assistant Secretary (if any), or, in his or her absence, such individual as may be determined by the Board, is entitled to be present at each Member Meeting for the purpose of recording the events of such Member Meeting, including the actions taken by the Members thereat. Notice of each Member Meeting (including any adjournment and rescheduling thereof) and the materials to be provided thereat are to be provided to both the Secretary (if any) and the Assistant Secretary (if any) in the same manner as notice of such Member Meeting and such materials are to be provided to the Members. Neither the presence of the Secretary nor the presence of the Assistant Secretary at a Member Meeting is required in order for such Member Meeting to be duly held, and neither the presence of the Secretary nor the presence of the Assistant Secretary at a Member Meeting is required in order for the Members to take valid action at such Member Meeting.

7.6           Action by the Members.

(a)           Quorum. A Quorum will constitute a quorum for the purpose of transacting business and taking action at a Member Meeting.

(b)           Voting. Each Unit is entitled to one vote in respect of matters to be voted on by the Members. If a Quorum is present (either in person or by proxy) at a Member Meeting called in accordance with the terms hereof, then the Majority Vote of the Members will be the act of the Members, unless with respect to a given action of the Members a greater percentage is required by Law, this Agreement or any of the Company’s other Organizational Documents.

(c)           Actions Requiring a Majority Vote of the Members. None of the following actions is to be taken by or on behalf of any Company Entity (other than any action that such Company Entity is otherwise expressly entitled to take pursuant hereto without consent or upon requisite Member consent) without a Majority Vote of the Members:

(i)           amending, altering or changing the rights or preferences of the Members;

(ii)          amending any Organizational Document of any Company Entity;

(iii)         changing the overall business purpose of the Company;

(iv)        reorganizing or recapitalizing any Company Entity, or converting the Company into an entity other than a Delaware limited liability company;

(v)         issuing any equity Securities or any other Security convertible into, exercisable for or exchangeable for any equity Securities, including any bona fide equity financing, Initial Public Offering or any registration of Securities;

(vi)        increasing or decreasing the size of the Board;

(vii)       entering into any transaction or series of related transactions pursuant to which the aggregate consideration to be paid by Company Entities is in excess of $50,000, except pursuant to an agreed Budget;

(viii)      incurring any Indebtedness, other than trade debt incurred in the ordinary course of business and other than Indebtedness incurred pursuant to an agreed Budget;

(ix)         creating, incurring, assuming or suffering to exist any Liens on Company Entity Assets;

(x)          signing a definitive agreement with respect to or consummating any transaction (including any merger, consolidation or amalgamation of the Company) that results, or that would upon consummation result, in a change in control of the Company;

(xi)         selling, transferring or otherwise disposing in any transaction or series of related transactions (A) all or substantially all of the Company Entity Assets, or (B) any material Company Entity Asset;

(xii)        consummating, or entering into a Contract that contemplates the consummation of, a Pre-Initial Public Offering Transaction.

(xiii)       entering into, amending, modifying, restating or supplementing any Contract, transaction or arrangement (including those involving the payment of any fees or compensation by any Company Entity) with any Company Entity’s officers, directors, employees, shareholders (or other equity holders) or Affiliates, with any member of the Immediate Family of any of the foregoing or with any Entity in which any such Person owns a beneficial interest;

(xiv)       taking any action that is contrary to the terms and conditions set forth in the License Agreement;

(xv)        making any direct or indirect loans or advances to, Guarantees for the benefit of, or investments in any Person;

(xvi)       approving and implementing Annual Plans and approving and implementing any Substantial Modification thereto;

(xvii)      incurring an expense or series of related expenses greater than $50,000 (except pursuant to an agreed Budget and except for making reimbursement payments in accordance with Section 4.6);

(xviii)     hiring or terminating the employment of an employee of any Company Entity who has, at such time, a salary that is greater than $50,000 per year or who is other than an at-will employee of such Company Entity;

(xix)       receiving a Capital Contribution, other than pursuant to and in accordance with Section 4.5(c)(ii);

(xx)        initiating, settling or compromising any Suit, other than a Suit against any Member, PSI Parent, or any of their respective Affiliates; and

(xxi)       issuing of a press release or other broadly disseminated public disclosure with respect to any Company Entity or the Business (except as contemplated by the Contribution Agreement and except as any Company Entity or any Member is required to in accordance with any applicable laws or regulations, including any securities laws to which such Company Entity or such Member, respectively, is subject.

(d)           Action By Written Consent. Any action that the Members are required or permitted to take may be taken without a Member Meeting if Members, the affirmative votes of which would be sufficient to take such action at a duly held Member Meeting at which all Members were present and voted, consent thereto in writing (or by electronic transmission) to the adoption of a resolution authorizing such action. The resolution and the written consents thereto by the applicable Members are to be filed with the minutes of the proceedings of the Members.

ARTICLE 8
BOARD OF MANAGERS

8.1           Establishment of Board. A board of managers of the Company (the “Board”) comprised of natural persons (the “Managers”) having the powers and duties set forth herein is hereby established.

8.2           Powers.

(a)           The Board has general power to control and manage the affairs and Company Assets in accordance with, and subject to the provisions of, the Act, the Certificate of Formation and this Agreement. Each Manager is hereby designated as a “manager” (as that term is defined in the Act) of the Company, but no Manager has any rights or powers beyond the rights and powers granted to such Manager in any of the Company’s Organizational Documents.

(b)           Except with respect to actions requiring (either pursuant to applicable law or the Company’s Organizational Documents) Board Approval or approval of all or some of the Members (including approval of a Majority Vote of the Members as contemplated by Section 7.6(c)), a Manager may take any action on behalf of any Company Entity that (i) is consistent with the Annual Plan in effect at the time of such action and/or (ii) has been specifically Approved by the Board or by a Majority Vote of the Members.

8.3           Qualifications, Number and Appointment.

(a)           A Manager must be a natural person of at least 18 years of age. A Manager need not be a resident of the State of Delaware.

(b)           The Board is to consist of four Managers in total, comprised as follows:

(i)           Quigley will be entitled to designate (in its sole and absolute discretion), by providing written notice thereof to the Company, two individuals to serve as Managers (each such Manager, collectively with any replacement of or successor to such Manager, a “Quigley Designated Manager”), and, upon such designation, such individuals will thereby be appointed as Managers;

(ii)          PSI will be entitled to designate (in its sole and absolute discretion), by providing written notice thereof to the Company, two individuals to serve as Managers (each such Manager, collectively with any replacement of or successor to such Manager, a “PSI Designated Manager”), and, upon such designation, such individuals will thereby be appointed as Managers.

(c)           Each Member, in its capacity as such, shall from time to time take such action, including voting or causing to be voted all Units owned or controlled by such Member, as may be necessary to cause the Company to be managed at all times by the Board, comprised as set forth in Section 8.3(b).

(d)           Each of the initial Managers is set forth in Exhibit B.

8.4           Term. Each Manager will serve as a Manager until the earliest of such Manager’s death, resignation or removal.

8.5           Removal. Quigley, and only Quigley, is entitled to remove (in its sole and absolute discretion) any Quigley Designated Manager by providing notice thereof to the Company and, upon providing such notice, such Manager will thereby be removed as a Manager. PSI, and only PSI, is entitled to remove (in its sole and absolute discretion) any PSI Designated Manager by providing notice thereof to the Company, and, upon providing such notice, such Manager will thereby be removed as a Manager.

8.6           Resignation. A Manager may resign at any time by giving written notice thereof to the Company. Any such resignation will take effect at the time of the Company’s receipt thereof or any later effective time specified therein, and, unless otherwise specified therein, the acceptance of the resignation will not be necessary to make it effective.

8.7           Vacancies. Quigley, and only Quigley, will be entitled to designate (in its sole and absolute discretion) a replacement Manager to fill any vacancy in the manager position previously held by a Quigley Designated Manager that is caused by the resignation, death or removal of such Quigley Designated Manager. PSI, and only PSI, will be entitled to designate (in its sole and absolute discretion) a replacement Manager to fill any vacancy in the manager position previously held by a PSI Designated Manager that is caused by the resignation, death or removal of such PSI Designated Manager.

8.8           Chairman; Vice Chairman. The Board may, from time to time, designate (by Majority Vote of the Board) a Chairman of the Board and a Vice Chairman of the Board.

8.9           Meetings.

(a)           General. Board Meetings that have been called in accordance with Section 8.9(b) or (c) may be held at any place within or outside Delaware, or by remote communication, as the Board may from time to time fix, or as specified in the notice or waivers of notice thereof. The Chairman of Board is to preside over Board Meetings. In the absence of the Chairman of Board at a Board Meeting, the Vice Chairman is to preside over such Board Meeting. In the absence of the Chairman of the Board and the Vice Chairman of the Board at a Board Meeting, the Board is to appoint a Manager in attendance at such Board Meeting to preside over such Board Meeting. Any one or more Managers may participate in a Board Meeting by means of a telephone communications, video conference or similar communications equipment by means of which all persons participating in such Board Meeting can hear each other at the same time. Participation by such means constitutes presence in person at any such Board Meeting.

(b)           Regular Board Meetings. Unless otherwise determined by the Board, the Board is to hold an annual Board Meeting each year at the time and place fixed by the Board. The Board is to hold other regular Board Meetings on a quarterly basis and the Board will set the date, time and place of such other regular Board Meetings at the annual Board Meeting that is closest in time prior to such other regular Board Meetings.

(c)           Special Board Meetings. Special Board Meetings are to be held whenever called by any two Managers at such time and place as fixed by the Managers calling the meeting.

(d)           Notice. For a Board Meeting to be duly convened, notice of the time and place of a Board Meeting must be given at least two days prior to such Board Meeting pursuant to either oral or written notice to all of the Managers, or upon such shorter notice as may be approved by all of the Managers then in office. The business to be transacted at, or the purpose of, a Board Meeting must be specified in the notice of such Board Meeting or waiver of notice thereof. Notice provided to the applicable email addresses specified in the Member Schedule is hereby deemed to be effective notice for purposes of providing notice pursuant to this Section 8.9(d) to a director designated by a Member.

(e)           Waiver of Notice. Attendance of a Manager at a Board Meeting will thereby constitute such Manager’s waiver of notice of such Board Meeting, unless such Manager attends such Board Meeting for the express purpose of objecting, and does so object at the beginning of such Board Meeting, to the transaction of any business at such Board Meeting on the ground that such Board Meeting was not duly called or convened.

(f)           Adjourned and Rescheduled Meetings. If a Quorum is not present at a duly called Board Meeting, then the Managers present at such Board Meeting may adjourn the Board Meeting from time to time until a Quorum is present. Managers not present at any Board Meeting that has been adjourned and rescheduled must be given notice of the rescheduled Board Meeting in accordance with Section 8.9(d) or waive such notice in accordance with Section 8.9(e).

(g)           Board Meeting Observer. The Secretary, or, in his or her absence, the Assistant Secretary, is entitled to be present at each Board Meeting for the purpose of recording the events of such Board Meeting, including the actions taken by the Board thereat. Notice of each Board Meeting (including any adjournment and rescheduling thereof) and the materials to be provided thereat are to be provided to both the Secretary and the Assistant Secretary in the same manner as notice of such Board Meeting and such materials are to be provided to the Managers. Neither the presence of the Secretary nor the presence of the Assistant Secretary at a Board Meeting is required in order for such Board Meeting to be duly held, and neither the presence of the Secretary nor the presence of the Assistant Secretary at a Board Meeting is required in order for the Board to take valid action at such Board Meeting.

8.10         Action by the Board.

(a)           Quorum. A Quorum will constitute a quorum for the purpose of transacting business and taking action at a Board Meeting.

(b)           Voting.

(i)           Subject to Sections 8.10(b)(ii) and (iii), each Manager is entitled to one vote in respect of matters to be voted on by the Board.

(ii)          If at a given time there is only one Quigley Designated Manager serving on the Board, then such Quigley Designated Manager will be entitled (in addition to the one vote to which such Quigley Designated Manager is entitled pursuant to Section 8.10(b)(i)) to an additional vote in his or her capacity as a Manager.

(iii)         If at a given time there is only one PSI Designated Manager serving on the Board, then such PSI Designated Manager will be entitled (in addition to the one vote to which such PSI Designated Manager is entitled pursuant to Section 8.10(b)(i)) to an additional vote in his or her capacity as a Manager.

(iv)        If a Quorum is present (either in person or by proxy) at a Board Meeting called in accordance with the terms hereof, then the Majority Vote of the Board will be the act of the Board, unless, with respect to a given action of the Board, a greater percentage is required by Law or any of the Company’s Organizational Documents.

(c)           Action By Written Consent. Any action that the Board is required or permitted to take may be taken without a Board Meeting if all Managers presently serving on the Board consent thereto in writing (or by electronic transmission) to the adoption of a resolution authorizing such action. The resolution and the written consents thereto by the applicable Managers are to be filed with the minutes of the proceedings of the Board.

8.11         Compensation. A Manager, in his or her capacity as such, is not entitled to receive any compensation for such Manager’s services, except as otherwise determined by the Board; provided, however, that the Company will reimburse a Manager for reasonable actual out-of-pocket expenses of attendance, if any, incurred by such Manager in respect of his or her attendance at each Board Meeting; provided, that nothing contained herein is to be construed to preclude or limit any Manager from serving any Company Entity in any other capacity and receiving compensation for such service.

8.12         Committees. The Board may from time to time, pursuant to a resolution of the Board that has been Approved by the Board, create such committees of the Board that are composed of such Managers and that have such authority and responsibilities as set forth in such resolution.

ARTICLE 9
OFFICERS

9.1           Qualifications and Appointment.

(a)           Qualifications. An Officer need not be a Member or a Manager. Any number of titles may be held by the same Officer.

(b)           Co-CEOs.

(i)           Quigley will be entitled to designate (in its sole and absolute discretion), by providing written notice thereof to the Company, an individual to serve as a co-chief executive officer (such individual, collectively with any replacement of or successor to such individual, the “Quigley Designated CEO”), and, upon such designation, such individual will thereby be appointed as a CEO. Quigley hereby designates Ted Karkus as the initial Quigley Designated CEO.

(ii)          PSI will be entitled to designate (in its sole and absolute discretion), by providing written notice thereof to the Company, an individual to serve as a co-chief executive officer (such individual, collectively with any replacement of or successor to such individual, the “PSI Designated CEO”), and, upon such designation, such individual will thereby be appointed as a CEO. PSI hereby designates Harry Rosen as the initial PSI Designated CEO.

(c)           Officers Other than the CEOs. The Board is entitled to appoint Officers and delegate to such Officers such authority and duties, and assign such titles to such Officers as it determines in its sole and absolute discretion.

(d)           Initial Officers (PSI Parent). The Parties acknowledge that, other than the CEOs, as of the Effective Date, there are no Officers.

9.2           Authority of Officers.

(a)           General Management Authority. Subject to Sections 9.2(b) and (c):

(i)           if the title assigned to an Officer is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, then the assignment of such title will thereby constitute the delegation to such Officer of the authority and duties that are customarily associated with such office pursuant to the Delaware General Corporation Law;

(ii)          an Officer has the right, power and authority in such capacity to transact business in the name of the Company, to act for or on behalf of the Company and to bind the Company; and

(iii)         the Officers, in their respective capacities as Officers, have full and complete discretion to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, to make all decisions affecting the day-to-day business, operations and affairs of the Company in the ordinary course of its business and to take all such actions as they deem necessary or appropriate to accomplish the foregoing.

(b)           General Limitations. No Officer (including the CEOs) is entitled to take any action on behalf of any Company Entity if such action (i) is not within the scope of such Officer’s authority, (ii) requires (either pursuant to applicable law or the Company’s Organizational Documents) Board Approval, (iii) requires approval of all or some of the Members (including approval of a Majority Vote of the Members as contemplated by Section 7.6(c)) or (iv) is inconsistent with the Annual Plan in effect at the time of such action.

(c)           Specific Limitations. The rights, powers and authorities of the Quigley Designated CEO are subject to any restriction (whether specific or general) that Quigley has placed upon such Quigley Designated Officer. The rights, powers and authorities of the PSI Designated CEO are subject to any restriction (whether specific or general) that PSI  has placed upon such PSI Designated Officer. The rights, powers and authorities of the Officers other than the CEOs are subject to any restriction (whether specific or general) that the Board has placed upon such Officer pursuant to an action of the Board.

9.3           Removal, Resignation and Filling of Vacancy of Officers.

(a)           Removal. The Board, acting by Majority Vote, may remove any Officer other than the CEOs, for any reason or for no reason, at any time. Quigley, and only Quigley, may remove the Quigley Designated CEO, for any reason or for no reason, at any time. PSI, and only PSI, may remove the PSI Designated CEO, for any reason or for no reason, at any time.

(b)           Resignation. Any Officer may resign at any time by giving written notice to the Company, and such resignation will take effect on the date of the receipt of that notice or any later time specified in that notice. Unless otherwise specified in such a notice, the acceptance of such resignation will not be necessary to make it effective. Any such resignation will not in any way prejudice the rights, if any, of the Company or such Officer hereunder or otherwise.

(c)           Filling Vacancies. A vacancy in any office because of death, resignation, removal or otherwise is to be filled in the manner prescribed herein for regular appointments to that office.

9.4           Compensation of Officers. The Officers will be entitled to receive compensation from the Company as Approved by the Board.

ARTICLE 10
ALLOCATIONS

10.1         Allocations of Net Profits and Net Losses.

(a)           General. After taking into account the special allocations set forth in Section 10.2, and subject to Section 10.1(b), the Net Profits and Net Losses for each Allocation Year shall be allocated among the Members in the manner that will cause each of their Capital Accounts to proportionately equal, as closely as possible, the excess of (i) the amount that would be distributable to such Member under Section 11.4 if the Company were dissolved, its affairs wound up and (A) all Company assets were sold on the last day of the Allocation Year for cash equal to their respective Gross Asset Values (except Company assets actually sold during such Allocation Year shall be treated as sold for the consideration received therefor), (B) all Company liabilities were satisfied (limited, with respect to each “partner nonrecourse liability” and “partner nonrecourse debt,” as defined in Regulations Section 1.704-2(b)(4), to the Gross Asset Value of the Company assets securing such liabilities) and (C) the net assets were immediately distributed in accordance with Section 11.4 to the Members over (ii) such Member’s share (if any) of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of Company assets.

(b)           Limitation on Loss Allocations. If any allocation of Net Losses would cause a Member to have an Adjusted Capital Account Deficit, those Losses instead shall be allocated to the other Members pro rata until their Capital Accounts are reduced to zero, and any remaining Losses will be allocated to each Member in accordance with the relative number of Units held by such Member, as determined by the Board.

10.2         Special Allocations. The following allocations shall be made prior to the allocations set forth in Section 10.1 and in the following order and priority:

(a)           Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 10, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 10.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 10, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member that has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 10.2(b) is intended to comply with the minimum gain chargeback requirement in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), then items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 10.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 10 have been tentatively made as if this Section 10.2(c) were not in this Agreement.

(d)           Gross Income Allocation. If a Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, then such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 10 have been made as if Section 10.2(c) and this Section 10.2(d) were not in this Agreement.

(e)           Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(f)           Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated to each Member in accordance with the relative number of Units held by such Member, as determined by the Board.

(g)           Section 754 Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of such Company asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated (i) to the Members in accordance with their respective interests in the Company, if Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or (ii) to the Member to which such distribution was made, if Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)           Curative Allocations. The allocations set forth in Section 10.1(b) and Section 10.2(a) through (g) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 10(h). Therefore, notwithstanding any other provisions of this Article 10 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to this Article 10 without regard to the Regulatory Allocations.

(i)            Constructive Payments. Notwithstanding anything to the contrary contained herein, if a taxing authority determines that, for income tax purposes, the Company will be treated as making a payment to any Initial Member or any of its Affiliates for services or property (including any license) provided by such Person to the Company under the License Agreement, then (i) the Company shall specially allocate items of deduction or loss to such Initial Member in an amount equal to the amount of such constructive payment and (ii) such Initial Member shall be treated as having contributed to the Company an amount of cash equal to the gross amount of such constructive payment.

10.3         Other Allocation Rules.

(a)           Net Profits, Net Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article 10 as of the last day of each Allocation Year; provided, that Net Profits, Net Losses and such other items shall also be allocated at such times as the Gross Asset Values of Company assets are adjusted pursuant to paragraph (ii) of the definition of Gross Asset Value.

(b)           For purposes of determining the Net Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

(c)           The Members acknowledge the income tax consequences of the allocations made by this Article 10 and shall report their respective shares of Company income and loss for income tax purposes in a manner consistent with this Article 10.

10.4         Tax Allocations; Code Section 704(c) Allocations.

(a)           Except as otherwise provided in this Section 10.4, each item of Company income, gain, loss and deduction for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article 10, except that if such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses, deductions and credits for federal income tax purposes will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their respective Capital Accounts.

(b)           In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value using any allocation method permitted under Regulations Section 1.704-3, as determined by the Board.

(c)           In the event the Gross Asset Value of any Company assets is adjusted pursuant to paragraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such Company assets shall take account of any variation between the adjusted basis of such Company assets for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d)           Any elections or other decisions relating to such allocations shall be made by the Board, in any manner that reasonably reflects the purpose and intention hereof. Allocations pursuant to this Section 10.4 are solely for purposes of federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision hereof.

ARTICLE 11
DISTRIBUTIONS

11.1         Determination of Net Cash Proceeds. Within 30 days following the close of each Fiscal Quarter, the Board shall determine the Net Cash Proceeds for distribution pursuant to Section 11.3 with respect to such Fiscal Quarter.

11.2         Tax Distributions. So long as the Company is treated as a partnership for federal income tax purposes, and subject to the order of priority of distributions set forth in Section 11.3, the Board shall cause the Company to distribute to each Member no later than 40 days following the last day of each Fiscal Quarter, to the extent of Net Cash Proceeds with respect to such Fiscal Quarter, an amount of cash (a “Tax Distribution”) that in the good faith judgment of the Board equals (a) the amount of taxable income allocable to such Member in respect of such Fiscal Quarter (net of taxable Net Losses allocated to such Member in respect of prior Fiscal Quarters and not previously taken into account under this Section 11.2), multiplied by (b) the Assumed Tax Rate.

11.3         Distributions Other than Upon a Sale of the Company. The Company shall, no later than 40 days following the close of each Fiscal Quarter and at such other times as the Board may determine, distribute Net Cash Proceeds (in an amount determined by the Board in accordance with Section 11.1), other than Net Cash Proceeds attributable to the sale, exchange or disposition of all or substantially all of the assets of the Company (such distributions to be governed solely by Section 11.4), to the Members in the following order of priority:

(a)           first, to the Members (ratably among the Members based upon the aggregate Unreturned Funding Amount from each Member immediately prior to such distribution) until the aggregate Unreturned Funding Amount with respect to all outstanding Units held by all Members immediately prior to such distribution has been reduced to zero;

(b)           second, to the Members, ratably among the Members based upon each Member’s share of the aggregate Tax Distributions with respect to such Fiscal Quarter, as determined under Section 11.2; and

(c)           third, to the Members, ratably among the Members based on the number of Units held by each Member immediately prior to such distribution.

11.4         Distributions Upon a Sale of the Company. The Company shall distribute to the Members the net proceeds that it receives upon a sale, exchange or other disposition of all or substantially all of the assets of the Company, as soon as reasonably practicable upon receipt thereof, in the following order of priority:

(a)           first, to the Members (ratably among such Members based upon the aggregate Unreturned Capital with respect to all outstanding Units held by each Member immediately prior to such distribution) until the aggregate Unreturned Capital with respect to all outstanding Units held by all Members immediately prior to such distribution has been reduced to zero; and

(b)           second, to the Members, ratably among the Members based on the number of Units held by each Member immediately prior to such distribution.

11.5         Distributions and Forfeiture of Units in Connection with a Liquidity Event. In the event of a Liquidity Event, each Member will be entitled to receive the same portion of the aggregate consideration from such transaction that such Member would have received if such aggregate consideration had been distributed by the Company in accordance with Section 11.4. Each Member shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from any such transaction as requested by the Board. Notwithstanding anything to the contrary herein, if any class or series of Units would not be entitled pursuant to this Section 11.5 to receive any portion of the aggregate consideration from a Liquidity Event involving the Transfer of all of the outstanding Units, then, at the Board’s election, effective as of immediately prior to the consummation of such Liquidity Event, all outstanding Units of such class or series shall automatically be forfeited and cancelled without consideration and all rights of the holders thereof shall cease and such Units shall not be deemed to be outstanding.

11.6         Withholding. Notwithstanding anything to the contrary herein, (a) each Member hereby authorizes the Company to withhold and pay over, or otherwise pay, any withholding or other taxes payable by the Company (pursuant to the Code or any other provision of United States federal, or state or local or other law) with respect to such Member or as a result of such Member’s participation in the Company, including as a result of any distribution to such Member and (b) if and to the extent that the Company is required to withhold or pay any such taxes, such Member will be deemed for all purposes hereof to have received a payment from the Company as of the time such withholding or other tax is required to be paid, which payment will be deemed to be a distribution with respect to such Member’s Units to the extent that the Member (or any successor to such Member’s Units (or the Economic Interest with respect thereto)) is then entitled to receive a distribution. If the aggregate of such payments to a Member for any period exceeds the distributions that such Member would have received for such period but for such withholding, the Company shall notify such Member as to the amount of such excess and such Member shall promptly contribute to the Company, and shall indemnify the Company for, such amount.

ARTICLE 12
BOOKS, RECORDS AND REPORTS

12.1         Reporting and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 12.2 or pursuant to applicable Law. All matters concerning (a) the determination of the relative amount of allocations and distributions among the Members pursuant to Articles 10 and 11, respectively, and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms hereof, shall be determined by the Board, the determination of which shall be final and conclusive as to all Members absent manifest error.

12.2         Delivery of Information. The Company shall use commercially reasonable efforts to deliver or cause to be delivered, within 45 days after the end of each Fiscal Year, to each Person who was a Member at any time during such Fiscal Year, all information necessary for the preparation of such Person’s United States federal and state income tax returns. Except as set forth in this Article 12, no Member, other than an Initial Member, is entitled under Section 18-305 of the Act, under this Agreement or otherwise to inspect, review, obtain or receive any information about any Company Entity.

ARTICLE 13
TAX MATTERS

13.1         Tax Matters Member.

(a)           Quigley is hereby designated as the Tax Matters Member. The Tax Matters Member is hereby authorized and required to represent the Company at the direction of the Board (at the expense of the Company) in connection with all examinations of the affairs of the Company by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. The Board may change or otherwise designate the Tax Matters Member.

(b)           The Tax Matters Member shall take such action as may be reasonably necessary to cause each other eligible Member to become a “notice partner” within the meaning of Code Section 6231(a)(8). To the extent and in the manner provided by applicable Code sections and Regulations thereunder, the Tax Matters Member (i) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (ii) shall keep the Members reasonably informed of all administrative and judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. The Tax Matters Member shall notify the other Members within five Business Days after it receives notice from the IRS (or any state and local tax authority), of any administrative proceeding with respect to an examination of, or proposed adjustment to, any Company tax items. Each Member shall cooperate with the Board and the Tax Matters Member and shall do or refrain from doing any and all things reasonably required by the Board or the Tax Matters Member in connection with the conduct of such proceedings.

13.2         Tax Returns. The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. The Company shall, to the extent permitted by applicable law, elect or otherwise take such tax positions as the Board, in its discretion, determines.

13.3         Partnership Status for Income Tax Purposes. The Members intend that the Company shall be treated as a partnership for federal, state and local income tax purposes, and the Company shall not elect, and the Board shall not permit the Company to elect, to be treated as an association taxable as a corporation for federal, state or local income tax purposes under Regulations Section 301.7701-3 or under any corresponding provision of state or local law. Each Member and the Company shall file all tax returns consistent with such treatment. This characterization, solely for such tax purposes, does not create or imply a general partnership among the Members for state law or any other purpose.

ARTICLE 14
TRANSFER OF UNITS

14.1         Restriction on Transfers (PSI Parent). Except as otherwise permitted pursuant to this Article 14: (a) each Member shall not Transfer any Units or any Economic Interest that it holds; and (b) PSI Parent shall not Transfer, and shall not cause or permit the Transfer of (whether through the Transfer of Securities in a PSI Intermediate Entity or otherwise), any Security that represents a direct or indirect interest that PSI Parent has in the PSI Units Any Transfer (of Units or otherwise) other than in accordance with this Article 14 will be null and void ab initio (and, in the case of any such purported Transfer of Units, the Company shall not record any such Transfer upon its books).

14.2         Permitted Transfers (PSI Parent).

(a)           Permitted Transfers by Members. Subject to Section 14.3, (i) a Member may Transfer all, but not less than all, of the Units held by such Member to a Person that is a Permitted Transferee of such Member at the time of Transfer, (ii) a Member may Sell Units in accordance with and subject to Articles 15 and 16, (iii) a Member may Transfer all or some of the Initial Member Units that it holds if all other Members holding Initial Member Units consent thereto in writing, (iv) a Member may Transfer all or some of the Non-Initial Member Units that it holds if all other Members consent thereto in writing, and (v) a Member may Transfer Units directly held by such Member in connection with a Liquidity Event Approved by the Board.

(b)           Permitted Transfers by PSI Parent. Subject to Section 14.3, PSI Parent may Transfer any Security that represents an indirect interest in the PSI Units if, immediately after such Transfer, the transferee holding such PSI Units is a wholly owned Subsidiary of PSI Parent.

14.3         Certain Prohibited Transfers (PSI Parent).

(a)           Generally. Notwithstanding anything to the Contrary herein, unless the Board determines otherwise, any direct or indirect Transfer of Units that is otherwise permitted hereunder will be null and void ab initio, and each Party shall not make or agree to make any such Transfer, if:

(i)           such Transfer would, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

(ii)         such Transfer requires the registration of the Units that are the subject of such Transfer pursuant to any applicable federal or state securities laws;

(iii)        such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974;

(iv)        such Transfer results in a violation of applicable Law;

(v)         such Transfer is made to any Person who lacks the legal right, power or capacity to own such Units; or

(vi)        the Company does not receive written instruments (including copies of any instruments of Transfer and such transferee’s consent to be bound hereby as a Member) that are in a form reasonably satisfactory to the Board.

(b)           Further Limitations.

(i)           In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary herein, no Transfer of any Unit will be permitted or recognized by the Company (within the meaning of Regulations Section 1.7704-1(d)) and the Company shall not issue any Units if and to the extent that such Transfer or issuance would cause the Company to have more than 100 partners (within the meaning of Regulations Section 1.7704-1(h), including the look-through rule in Regulations Section 1.7704-1(h)(3)).

(ii)         Notwithstanding anything to the contrary herein, no Unit may be Transferred if such Transfer would affect the Company’s existence or qualification as a limited liability company under the Act.

14.4         Termination of Restrictions (PSI Parent). The restrictions on Transfers set forth in this Article 14 will terminate immediately prior to the closing of an Initial Public Offering; provided, however, that any restrictions on Transfers that otherwise exist (including under applicable federal and state securities laws) will not be terminated thereby.

14.5         Rights of Assignees (PSI Parent). Until such time, if any, as a transferee of any Transfer of Units permitted pursuant to this Article 14 is admitted to the Company as a Member pursuant to Section 14.6: (a) such transferee will be an Assignee only, with respect to such Units, and will only be entitled to receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar items to which the transferring Member would be entitled in respect of such Units and assuming the transferee were a Member solely for such purposes; (b) such Assignee will not be entitled to exercise any other rights or powers of a Member, and such other rights or powers will remain with the transferring Member; and (c) the transferring Member will remain a Member with respect to the Units transferred (except to the extent provided in clause (a) of this Section 14.5), even if such Member has Transferred all of its Units to one or more Assignees. Subsequent Transfers of Units to an Assignee will be subject to this Article 14 to the same extent as Transfers of Units by a Member. Upon a transferee’s admission, in accordance with this Article 14, as a Member with respect to Units Transferred to such transferee in accordance with this Article 14, such transferee will thereby be entitled to the same rights and be subject to the same obligations with respect to such Units as the transferor Member.

14.6         Admission of Assignees as Members (PSI Parent).

(a)           An Assignee will become a Member with respect Units that have been Transferred to such Assignee only if and when each of the following conditions are satisfied:

(i)           the transferor of such Units gives written notice to the Company requesting that the Assignee be admitted as a Member with respect to such Units and setting forth the name and address of the Assignee, the Units transferred and the effective date of the Transfer; and

(ii)         the Company receives a Joinder Agreement signed by the Assignee and such other written documents effecting such Transfer in a form reasonably satisfactory to the Board.

(b)           Upon the admission of any Person as a Member, (i) the Member Schedule will thereby be deemed amended to reflect the name, address and Units of such Member and to eliminate or adjust, if necessary, the name, address and Units of the applicable transferor Member and (ii) the Company will thereby be permitted to insert a copy of the Member Schedule that reflects such amendments.

14.7         Withdrawal of Members Upon Admission of Assignee (PSI Parent). If a Member has Transferred all of its Units in the Company to one or more Assignees, then such Member will be deemed withdrawn from the Company as a Member only if and when all such Assignees have been admitted as Members in accordance herewith. A Member will not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Act. So long as a Member continues to own or hold any Units, such Member shall not resign as a Member prior to the dissolution and winding up of the Company and any such purported or attempted resignation by a Member prior to the dissolution or winding up of the Company shall be null and void ab initio.

14.8         Incapacity of Member (PSI Parent). Upon the Incapacity of a Member, such Member’s Units will automatically be converted to an Economic Interest only, with respect thereto, and such Member (or its executor, administrator, trustee or receiver, as applicable) will thereby be deemed an Assignee for all purposes hereof with respect to the same Economic Interest as was held by such Member prior to its Incapacity (but without any other rights of a Member unless the holder of such Economic Interest is admitted as a Member pursuant to Section 14.6).

14.9         Death of a Member (PSI Parent). The death of a Member will not operate to dissolve the Company. Upon the death of a Member, the Company shall continue to conduct its business and the Units owned by the deceased Member will thereby be transferred pursuant to such Member’s will or by operation by law, as the case may be, subject to the terms hereof.

ARTICLE 15
RIGHT OF FIRST REFUSAL

15.1         Notice of Proposed Sale. After the date that is the two-year anniversary of the Effective Date, any Member (any such Member, the “Selling Member”) may Sell, in accordance with and subject to this Article 15, all, but not less than all, of the Units it then holds (such Units, collectively, the “Offered Units”), but only for cash consideration and only if the proposed purchaser or transferee (the “Proposed Transferee”) agrees to purchase all Tag-Along Units (if any) in accordance with Article 16. At least 30 days before the Selling Member Sells the Offered Units to the Proposed Transferee, the Selling Member shall deliver to all other Members (such other Members, the “Remaining Members”), with a copy to the Company, a written notice (the “Proposed Sale Notice”) stating: (a) the Selling Member’s bona fide intention to Sell the Offered Units (any such Sale, a “Proposed Sale”) pursuant to a bona fide written offer to one (but only one) Proposed Transferee; (b) the name and address of the Proposed Transferee; (c) the number of Offered Units to be Sold to the Proposed Transferee; (d) the bona fide cash price for which the Selling Member proposes to Sell the Offered Units (the amount of such bona fide cash price, the “Offered Price”; the amount of such bona fide cash price determined on a per Offered Unit basis, the “Per Unit Offered Price”), which Offered Price must be the product of an arms’ length negotiation; (e) the proposed date of the Sale; and (f) other general terms and conditions to which the proposed Sale is subject. Each Proposed Sale Notice, when duly delivered, will constitute, for 21 days after the first date on which a Remaining Member has received (or is deemed to have received) such Proposed Sale Notice (such date, the “Proposed Sale Notice Receipt Date”), an irrevocable offer by such Selling Member to sell the Offered Units at the Offered Price to the Remaining Member, subject to this Article 15. The Selling Member shall certify in the Proposed Sale Notice that the Selling Member has received a firm offer at the Offered Price from the Proposed Transferee with respect to the proposed Sale and in good faith believes that the Selling Member (or one of its Affiliates) and the Proposed Transferee will enter into a binding agreement with respect to the proposed Sale on the general terms set forth in the Proposed Sale Notice.

15.2         Exercise of Right of First Refusal. Subject to Article 16, on and after the Proposed Sale Notice Receipt Date and prior to the date that is 21 days thereafter, the Remaining Members may elect, acting collectively, by giving written notice to the Selling Member (such notice, the “ROFR Participation Notice”), to purchase all, but not less than all, of the Offered Units at the Offered Price. The ROFR Participation Notice must specify the number of Offered Units to be purchased by each Remaining Member. The ROFR Participation Notice given, collectively, by the Remaining Members in accordance with this Section 15.2 and the election of the Remaining Members set forth therein will be irrevocable except with the written consent of the Selling Member. If the terms reflected in the Proposed Sale Notice, at any time after the Selling Member has provided a Proposed Sale Notice in accordance with Section 15.1 and prior to the consummation of the applicable Proposed Sale, are amended or do not reflect the terms of the applicable Proposed Sale (including with respect to the Offered Price), then (a) the Selling Member shall thereafter promptly provide to the Remaining Members a revised Proposed Sale Notice accurately reflecting the terms of the Proposed Sale (and otherwise in accordance with Section 15.1), (b) the Remaining Members will thereby be afforded an additional 21-day period after the provision of such revised Proposed Sale Notice to elect to exercise their right of first refusal pursuant to this Section 15.2, and (c) the terms of this Article 15 and Article 16 will thereby apply to such new Proposed Sale Notice. A Member’s failure to exercise its rights pursuant to this Section 15.2 will not operate as a waiver of any prior or future exercise of its rights under this Section 15.2.

15.3         Payment; Closing.

(a)           Subject to Section 15.3(b), the Sale of Offered Units to Remaining Members will be effected pursuant to one or more written agreements between the Selling Member and the Remaining Members on the terms and conditions set forth in the Proposed Sale Notice (any such written agreement, a “ROFR Unit Purchase Agreement”) and that contains customary representations and warranties, including a representation and warranty by the Selling Member that the Offered Units are being Sold free and clear of all Liens (except those arising hereunder or under applicable federal or state laws); provided, however, that no Remaining Member will be required to make any representations or warranties in connection with the transaction other than customary representations and warranties solely with respect to such Remaining Member and its ownership of the Offered Units being Sold to such Remaining Member.

(b)           To the extent that the terms or conditions reflected in the Proposed Sale Notice are inconsistent with this Section 15.3(b), or to the extent that the terms or conditions of this Section 15.3(b) are absent from the Proposed Sale Notice, each ROFR Unit Agreement will contain the following terms and conditions:

(i)           the closing of the Sale of Offered Units to each Remaining Member will take place (A) at the offices of counsel for the Selling Member (or at such other location as may be agreed to by the Selling Member and the Remaining Members), (B) at 11:00 AM local time (or at such other time as may be agreed to by the Selling Member and the Remaining Members) and (C) on the date (the “Offered Units Closing Date”) that is the third Business Day after the satisfaction or waiver of the closing conditions (if any) provided in such ROFR Unit Purchase Agreement, other than such conditions as are to be satisfied at the closing, or, if no closing conditions are provided in such ROFR Unit Purchase Agreement, the tenth Business Day following the Selling Member’s receipt (or deemed receipt) of the ROFR Participation Notice (or that is such other date as may be agreed to by the Selling Member and the Remaining Members); and

(ii)         the Remaining Members will pay, in aggregate, the Offered Price (subject to any applicable withholdings specified in the ROFR Unit Purchase Agreement) at the closing in cash by wire transfer of immediately available funds to an account specified at least two Business Days prior to the Offered Units Closing Date by the Selling Member to the Remaining Members or otherwise in the manner and at the time(s) set forth in the Proposed Sale Notice.

15.4         Selling Member’s Right to Sell. Subject to the last sentence of this Section 15.2, if the Remaining Members have not elected, in accordance with Section 15.2, to purchase all of the Offered Units, then the Selling Member may Sell all, but not less than all, of the Offered Units to the Proposed Transferee at the Offered Price, and upon terms and conditions no more favorable to the Proposed Transferee than are specified in the Proposed Sale Notice; provided, that (a) the Sale of the Offered Units is consummated within 75 days after the date of the Proposed Sale Notice, (b) the Sale of the Offered Units is made in accordance with the terms hereof (including Article 16) and all other agreements between the Selling Member and the Company, (c) the Sale of such Offered Units is effected in accordance with any applicable securities laws, and (d) simultaneously with or prior to the Sale of any Offered Units, the Proposed Transferee (unless already a Member) executes and delivers to the Company a Joinder Agreement with respect to the Offered Units being acquired by the Proposed Transferee, and (e) if applicable, the Sale of the Offered Units complies with Article 16. If the Offered Units are not Sold to the Proposed Transferee within such 75-day period and as otherwise described in the Proposed Sale Notice, then, thereafter, before such Selling Member Sells the Offered Units, such Selling Member shall give a new Proposed Sale Notice to the Remaining Members at such time with respect to the Offered Units, and the Remaining Members will again have the rights afforded under this Article 15 and Article 16 with respect to the Offered Units.

15.5         Termination of Rights of First Refusal. All rights and benefits afforded to the Members under this Article 15 and all obligations, duties and liabilities imposed upon the Member under this Article 15 will not apply after, and will terminate immediately before, the closing of the IPO; provided, however, that, following the closing of the IPO, each Member will be and remain liable for any breach or violation of such obligations, duties and liabilities arising or accruing prior to the closing of the IPO.

ARTICLE 16
TAG-ALONG RIGHTS

16.1         Right to Participate in Proposed Sale. With respect to any Proposed Sale to a Proposed Transferee that is permitted under Section 15.4, all Remaining Members have the right, subject to the terms of this Article 16, to participate in such Proposed Sale.

16.2         Exercise of Tag-Along Right. If a ROFR Participation Notice is not delivered in accordance with Section 15.2, then, on and after the Proposed Sale Notice Receipt Date and prior to the date that is 21 days thereafter, each Remaining Member may elect (a Remaining Member making such election in accordance with this Section 16.2, a “Tag-Along Member”) by giving written notice to the Selling Member (such notice, a “Tag-Along Participation Notice”), to Sell all, but not less than all, of the Units held at such time by such Tag-Along Member (such Units, with respect to each Tag-Along Member, “Tag-Along Units”) to the Proposed Transferee at a per Tag-Along Unit price equal to the Per Unit Offered Price. Each Tag-Along Participation Notice must specify the number of Tag-Along Units to be Sold by the Tag-Along Member providing such Tag-Along Participation Notice. Any Tag-Along Participation Notice given by a Tag-Along Member in accordance with this Section 16.2 and the election of such Tag-Along Member set forth therein will be irrevocable except with the written consent of the Selling Member. A Member’s failure to exercise its rights pursuant to this Section 16.2 will not operate as a waiver of any prior or future exercise of its rights under this Section 16.2.

16.3         Payment; Closing.

(a)           Subject to Section 16.3(b), the Sale of the Offered Units and the Tag-Along Units to the Proposed Transferee will be effected pursuant to one or more written agreements between the Selling Member and the Tag-Along Members, on the one hand, and the Proposed Transferee, on the other hand, on the terms and conditions set forth in the Proposed Sale Notice (any such written agreement, a “Tag-Along Unit Purchase Agreement”), on the terms set forth in Section 15.4, and that contains customary representations and warranties, including a representation and warranty by each Tag-Along Member that such Tag-Along Member’s Tag-Along Units are being Sold free and clear of all Liens (except those arising hereunder or under applicable federal or state laws); provided, however, that no Tag-Along Member will be required to make any representations or warranties in connection with the transaction other than customary representations and warranties solely with respect to such Tag-Along Member and its ownership of and delivery of good title to its Tag-Along Units being Sold to the Proposed Transferee.

(b)          To the extent that the terms or conditions reflected in the Proposed Sale Notice are inconsistent with this Section 16.3(b), or to the extent that the terms or conditions of this Section 16.3(b) are absent from the Proposed Sale Notice, each Tag-Along Unit Agreement will contain the following terms and conditions:

(i)           the closing of the Sale of Tag-Along Units and Offered Units to the Proposed Transferee will take place (A) at the offices of counsel for the Selling Member (or at such other location as may be agreed to by the Selling Member, the Tag-Along Members and the Proposed Transferee), (B) at 11:00 AM local time (or at such other time as may be agreed to by the Selling Member, the Tag-Along Members and the Proposed Transferee) and (C) on the date (the “Tag-Along Unit Closing Date”) that is the third Business Day after the satisfaction or waiver of the closing conditions (if any) provided in such Tag-Along Unit Purchase Agreement, other than such conditions as are to be satisfied at the closing, or, if no closing conditions are provided in such Tag-Along Unit Purchase Agreement, the tenth Business Day following the Selling Member’s receipt (or deemed receipt) of the Tag-Along Participation Notice (or that is such other date as may be agreed to by the Proposed Transferee, the Selling Member and the Tag-Along Members); and

(ii)          the Proposed Transferee will pay to each Tag-Along Member an amount equal to the number of Tag-Along Units being Sold by such Tag-Along Member multiplied by the Per Unit Offered Price (subject to any applicable withholdings specified in the Tag-Along Unit Purchase Agreement) at the closing in cash by wire transfer of immediately available funds to one or more accounts specified at least two Business Days prior to the Tag-Along Units Closing Date by such Tag-Along Member to the Proposed Transferee or otherwise in the manner and at the time(s) set forth in the Proposed Sale Notice.

16.4        Selling Member’s Right to Sell. Subject to the last sentence of Section 15.2, if no Remaining Members have elected, in accordance with Section 16.2, to Sell Tag-Along Units, then the Selling Member may Sell all, but not less than all, of the Offered Units to the Proposed Transferee at the Offered Price, or at a higher price, and upon terms and conditions no more favorable to the Proposed Transferee than are specified in the Proposed Sale Notice and otherwise in accordance with Section 15.4.

16.5        Termination of Tag-Along Rights. All rights and benefits afforded to the Members under this Article 16 and all obligations, duties and liabilities imposed upon the Member under this Article 16 will not apply after, and will terminate immediately before, the closing of the IPO; provided, however, that, following the closing of the IPO, each Member will be and remain liable for any breach or violation of such obligations, duties and liabilities arising or accruing prior to the closing of the IPO.

ARTICLE 17
STANDARDS OF CONDUCT, EXCULPATION, INDEMNIFICATION AND INSURANCE

17.1        Standards of Conduct (PSI Parent).

(a)          No Fiduciary Duties; Other Duties and Standards. Each Member or Manager, in his, her or its capacity as such (each Member or Manager, in such capacity, a “Key Party”), will be and hereby is relieved of any and all fiduciary duties that might otherwise arise out of or in connection herewith or the relationships created or evidenced hereby or thereby, whether at law or in equity, other than to act in good faith with respect to the Company, the Members and this Agreement. Without limiting the generality of the immediately foregoing sentence, to the extent that the provisions hereof restrict or eliminate the duties of a Key Party otherwise existing at law or in equity, such provisions replace such duties to the greatest extent permitted under applicable Law. Whenever a Key Party is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing with an express standard of behavior (including standards such as “reasonable” or “good faith”), then such Key Party shall comply with such express standard but will not be subject to any other, different or additional standard imposed by this Agreement or otherwise applicable Law.

(b)          Reliance Upon Provisions. To the extent that any Key Party, has, at law or in equity, duties to the Company, any other Member or any Person that is subject to the terms hereof, such Key Party acting in good faith in accordance herewith will not be liable to the Company, any Member or any other Person in respect of any breach of any such duty for its good faith reliance on the provisions hereof.

(c)          Consideration of Interests in Decision-Making. Whenever a Key Party is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing in its discretion, under a similar grant of authority or latitude, or without an express standard of behavior, then such Key Party will be entitled to consider only such interests and factors, including its own, as it desires, and will, to the fullest extent permitted by applicable Law, have no duty or obligation to consider any other interests or factors whatsoever. The Parties acknowledge that (i) the Quigley Designated Managers are and will be appointed in part to protect and further the interests of Quigley and are entitled to act, refrain from acting and make decisions, in their capacities as Managers, solely in the interests of Quigley and (ii) the PSI Designated Managers are and will be appointed in part to protect and further the interests of PSI and PSI Parent and are entitled to act, refrain from acting and make decisions, in their capacities as Managers, solely in the interests of PSI.

17.2        Liability (PSI Parent). Except as otherwise provided by the Act, the Company’s debts, obligations and Liabilities, whether arising in contract, tort or otherwise, will be solely the Company’s debts, obligations and Liabilities, and no Manager or Member will be obligated personally for any such debt, obligation or Liability solely by reason of being a Manager or Member.

17.3         Exculpation (PSI Parent).

(a)          General. No Covered Person will be liable to the Company or to any other Covered Person in respect of any Suits, Orders, losses, damages, penalties, dues, fines, costs, amounts paid in settlement, Liabilities, obligations, expenses (including all attorneys’ and experts’ fees), interest, fees and other costs of enforcement (collectively, “Losses”) by reason of any act taken or not taken by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person hereby; provided, however, that the foregoing will not apply to the extent that a Loss was incurred by reason of such Covered Person’s gross negligence, fraud or willful misconduct.

(b)          Reliance Upon Records and Other Information. A Covered Person will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits, Net Losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

17.4        Indemnification (PSI Parent).

(a)          Covered Persons. To the fullest extent permitted by applicable Law, a Covered Person will be entitled to indemnification from the Company in respect of any Loss incurred or suffered by such Covered Person by reason of any act taken or not taken by such Covered Person (including alleged breaches of fiduciary duty) in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person hereby, except that no Covered Person will be entitled to be indemnified hereunder in respect of any Loss incurred or suffered by such Covered Person by reason of gross negligence, fraud or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17.4(a) will be provided out of and to the extent of Company Assets only, and neither any Manager nor any other Member will have any personal liability with respect to such indemnity.

(b)          Specified Persons. Without limiting any obligation of the Company under Section 17.4(a), the Company may, but only if so authorized by the Board in its sole and absolute discretion, indemnify any employee or agent of the Company or any other Person (each such employee, agent or other Person, as the case may be, a “Specified Person”) for any Loss incurred or suffered by such Specified Person by reason of any act taken or not taken by such Specified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Specified Person by the Company, except that no Specified Person will be entitled to be indemnified in respect of any Loss incurred or suffered by such Specified Person by reason of gross negligence, fraud or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17.4(b) will be provided out of and to the extent of Company Assets only, and neither any Manager nor any other Member will have any personal liability with respect to such indemnity.

17.5        Expenses (PSI Parent). To the fullest extent permitted by applicable Law, but subject to Board Approval, the Company may from time to time advance expenses (including legal fees) that a Covered Person incurs in defending any Suit prior to the final disposition of such Suit upon the Company’s receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 17.5. If and only if the Board, in its sole and absolute discretion, Approves, then the Company may advance expenses (including legal fees and expert fees) incurred by a Specified Person in defending any Suit.

17.6        Insurance (PSI Parent). The Company may purchase and maintain insurance for the Business, to the extent and in such amounts as the Board deems prudent and Approves in its sole and absolute discretion, on behalf of Covered Persons, Specified Persons and such other Persons as the Board may Approve in its sole and absolute discretion, against any Liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnitees, regardless of whether the Company would have the power to indemnify such Person against such Liability under the provisions hereof. The Company may enter into indemnity contracts with Covered Persons, Specified Persons and such other Persons as the Board Approves in its sole and absolute discretion and may adopt written procedures pursuant to and which arrangements are made for the advancement of expenses and the funding of obligations under Section 17.4 and containing such other procedures regarding indemnification as the Board may Approve in its sole and absolute discretion.

17.7        Third-Party Beneficiary Status (PSI Parent). Each Key Party and Covered Person is hereby made a third-party beneficiary of the rights that would be afforded to such Key Party or Covered Person, respectively, as if such Key Party or Covered Person, respectively, were an original signatory hereto for such purposes (and only for such purposes).

ARTICLE 18
CONFIDENTIALITY

18.1        Confidentiality Obligations (PSI Parent). Subject to the other terms of this Article 18 and except as the Members may otherwise agree, each Member and PSI Parent (each, a “Receiving Party”) shall hold in strict confidence and shall not directly or indirectly disclose to any other Person any Confidential Information. Each Receiving Party acknowledges that disclosure of Confidential Information could destroy the value thereof and cause irreparable harm to the Company and/or another Member. Each Receiving Party shall use, and shall cause its Affiliates to use, at least the same level of care and protection of Confidential Information as such Receiving Party uses to prevent unauthorized use and unauthorized disclosure of its own confidential information (but in no event less than a reasonable standard of care).

18.2        Certain Limitations on Confidentiality Obligations (PSI Parent).

(a)          Disclosure to Affiliates. A Receiving Party may disclose Confidential Information to one or more of its Affiliates, provided that such Affiliate (i) has a need to know such Confidential Information in order to fulfill their duties related to the Company or the business operations of such Receiving Party and (ii)(A) agrees in writing to be bound by the obligations of this Article 18 or (B) at the time of such disclosure is bound to protect Confidential Information from unauthorized disclosure pursuant to a fiduciary or similar duty or pursuant to the terms of an enforceable confidentiality agreement containing comparable restrictions on the disclosure of Confidential Information. The Receiving Party warrants that it will be fully responsible for any breach hereof by its Affiliates to which it discloses Confidential Information.

(b)          Disclosure Required by Law, Etc. A Receiving Party may disclose Confidential Information to others as required by Law. Any such Receiving Party shall promptly notify the Company of the specifics of such requirement prior to the actual disclosure, use diligent efforts to limit such disclosure and to obtain confidential treatment or a protective order for such Confidential Information, and allow the Company to participate in such process undertaken to protect the Confidential Information. The Receiving Party shall cooperate with the Company, upon the Company’s reasonable request, in connection therewith. In the absence of a protective order or other appropriate remedy, the Receiving Party may disclose only that portion of such Confidential Information that is legally required to be disclosed. Notwithstanding anything to the contrary herein, nothing herein will operate to restrict any Member or PSI Parent from making such disclosures as are required, as advised by competent securities law counsel, to comply with any applicable securities laws or regulations.

(c)          Other Exceptions (PSI Parent). The restrictions on disclosure of Confidential Information set forth in Section 18.1 will not apply to information that the Receiving Party can demonstrate:

(i)           was publicly known at the time of its communication to the Receiving Party;

(ii)          becomes publicly known, through no fault of the Receiving Party or its Affiliates, subsequent to the communication of such Confidential Information to the Receiving Party;

(iii)         was in the Receiving Party’s possession prior to the communication of such Confidential Information to the Receiving Party and is not otherwise subject to a confidentiality obligation; or

(iv)         was rightfully obtained by the Receiving Party from a third party that is not under any obligation of confidentiality with respect to such Confidential Information and is otherwise authorized to make such disclosure without restriction.

18.3        Term (PSI Parent). The confidentiality obligations provided for in Section 18.1 expire upon the date that is two years after the date that is earlier to occur of the following: (a) the date on which Quigley and its Affiliates cease to own any Units or Unit Equivalents; and (b) PSI Parent ceases to own any Units or Unit Equivalents (either directly and/or through one or more Subsidiaries); provided, however, that the confidentiality obligations provided for in Section 18.1 will survive indefinitely with respect to any Confidential Information that is a trade secret.

ARTICLE 19
DISSOLUTION AND LIQUIDATION

19.1        Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article 19, and the Members hereby irrevocably and unconditionally waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Entity Assets.

19.2        Exclusive Causes. Notwithstanding the Act, the following and only the following events will operate to cause the Company to be dissolved, liquidated and terminated by virtue of the occurrence thereof:

(a)          the unanimous consent of all Members to dissolve, liquidate and terminate the Company (or to take action that would otherwise cause the dissolution, liquidation or termination of the Company);

(b)          the Board’s determination by Board Approval to dissolve, liquidate and terminate the Company;

(c)          the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act; provided, that, notwithstanding anything to the contrary herein, each Member shall not make an application for the dissolution of the Company pursuant to Section 18-802 of the Act without the unanimous consent of all Members and any such purported application will be null and void ab initio; or

(d)          any time there are no Members, unless the Company is continued in accordance with the Act.

Any dissolution, liquidation or termination of the Company other than as provided in this Section 19.2 will be in contravention of the terms hereof.

19.3        Effect of Dissolution. The dissolution of the Company will be effective on the day on which the event giving rise to such dissolution occurs, but, to the extent provided in the Act, the Company will remain in existence for the purposes of and until it has been wound up and the Company Assets have been distributed as provided in Section 19.5. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, will continue to be governed hereby.

19.4        No Capital Contribution upon Dissolution. Each Member is entitled to look solely to the Company Assets for all distributions with respect to the Company, its Capital Contribution, its Capital Account and its share of Net Profits or Net Losses, and such Member will not have recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member will have no obligation to make any Capital Contribution with respect to such deficit, and such deficit is not to be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

19.5        Liquidation.

(a)          Upon the dissolution of the Company, the Board will act as liquidator or may appoint one or more other Persons as liquidators (as the case may be, the “Liquidators”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The Company shall bear the costs of liquidation as an expense. Until final distribution of the Company Assets, the Liquidators will be empowered to and shall continue to operate the Company Assets with all of the power and authority of the Board.

(b)          The Company is to be liquidated as follows:

(i)           The Liquidators shall pay, satisfy or discharge from the Company’s funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the Liquidators may reasonably determine).

(ii)          As promptly as practicable after dissolution, the Liquidators must (A) determine the Fair Market Value (the “Liquidation FMV”) of the remaining Company Assets at such time (the “Liquidation Assets”), (B) determine the amounts to be distributed to each Member in accordance with Section 11.3, and (C) deliver to each Member a statement (the “Liquidation Statement”), which will be final and binding upon the Members, setting forth the Liquidation FMV and the amounts to be distributed in accordance with Section 11.3 and recipients of such distributions.

(iii)         Promptly after the Liquidators have delivered the Liquidation Statement pursuant to and in accordance with Section 19.5(b)(ii), the Liquidators must promptly distribute the Liquidation Assets to the Members in accordance with Section 11.3.

(iv)         In making such distributions, the Liquidators shall allocate each type of Liquidation Assets among the Members ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such Member; provided, that the Liquidators may allocate each type of Liquidation Asset so as to give effect to and take into account the relative priorities of the different Units, if applicable. Any non-cash Liquidation Assets must first be written up or down to their Fair Market Value, and the Net Profit or Net Loss created thereby (if any) is to be allocated in accordance with Article 10. If, after making such allocations, any Member’s Capital Account is not equal to the amount to be distributed to such Member pursuant to Section 19.5(b)(iii), then the Net Profits and Net Losses for the Fiscal Year in which the Company is dissolved are to be allocated among the Members in such a manner as to cause, to the extent possible, each Member’s Capital Account to be equal to the amount to be distributed to such Member pursuant to Section 19.5(b)(iii).

(v)          The distribution of Liquidation Assets to a Member in accordance with the provisions of this Section 19.5(b) will constitute a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all of the Company Assets and will constitute a compromise to which all Members hereby consent within the meaning of the Act. A Member will have no claim against any other Member in respect of funds that it has returned to the Company.

19.6        Deferral; Distribution in Kind. Notwithstanding Section 19.5(a), if the Liquidator reasonably determines that an immediate sale of all or any portion of the Liquidation Assets would cause undue loss to the Members, then the Liquidator, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Liquidation Assets, except those necessary to satisfy the Company’s debts and obligations, or distribute the Liquidation Assets to the Members in kind.

ARTICLE 20
MISCELLANEOUS

20.1        Notices (PSI Parent). To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval or other communication (any of the foregoing, a “Notice”) that is required or permitted hereunder must be in writing. A Notice will be deemed given only as follows: (i) on the date established by the sender as having been delivered personally; (ii) on the date delivered by a reputable overnight courier as established by the sender by evidence obtained from the courier; (iii) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient (and, if not sent during normal business hours of the recipient, then on the next Business Day); or (iv) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, international postage prepaid. Subject to Sections 7.5(d) and 8.9(d), to be valid for purposes hereof, a Notice must be delivered as follows:

(a)          If sent to a Member, to the address or facsimile, as the case may be, set forth in the Member Schedule, together with a copy of such Notice delivered to the recipient indentified immediately below such Member’s address (if any) at such recipient’s specified address or facsimile;

(b)          If sent to the Company, to the following address or facsimile, as the case may be:

Phusion Laboratories, LLC
621 N. Shady Retreat Road
Doylestown, PA 18901
Facsimile: (215) 345-5920

With a copy (the delivery of which, by itself, will not constitute a valid Notice to the Company) to:

Phosphagenics Ltd.
11 Duerdin Street, Clayton
Victoria, Australia 3168
Attention: Harry Rosen
Facsimile: 61-3-9565 1151

The Quigley Corporation
621 N. Shady Retreat Road
Doylestown, PA 18901
Attention: Ted Karkus
Facsimile: (215) 345-5920

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Herbert F. Kozlov, Esq.
Facsimile: (212) 521-5450

(c)           If sent to PSI Parent, to the following address or facsimile, as the case may be:

Phosphagenics Ltd.
11 Duerdin Street, Clayton
Victoria, Australia 3168
Attention: Harry Rosen
Facsimile: 61-3-9565 1151

Alternatively, a valid Notice may be delivered to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice (in accordance with this Section 20.1) to the sending Party (or, in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending Notice as set forth above is used, the earliest notice date established as set forth above will control for purposes of determining when such Notice is deemed to have been given.

20.2        Guaranty (PSI Parent).

(a)          PSI Parent (i) hereby fully, unconditionally, irrevocably and absolutely guarantees each obligation of PSI hereunder (such obligations, collectively, the “PSI Obligations”), (ii) shall cause PSI fully to comply with, to observe and to perform each of the PSI Obligations and (iii) shall provide any and all funds and take such action as may be necessary to enable and to cause PSI to fully to comply with, to observe and to perform, and shall refrain from taking any action that would prevent PSI from fully complying with, observing or performing, each of the PSI Obligations. The guaranty provided pursuant to this Section 20.2(a) (the “Guaranty”) will extend to performance of the PSI Obligations by any subsequent holder of PSI Units and will inure to the benefit of any Person to which Quigley Units are transferred in accordance with the term hereof. The Guaranty is a full, unconditional, irrevocable, absolute and continuing guarantee of performance.

(b)          Quigley hereby has a direct right of enforcement against PSI Parent for PSI’s failure to comply in any respect with any of the PSI Obligations. The right of Quigley to enforce the Guaranty fully against PSI Parent will in no way be impaired or diminished by any enforcement of rights under any other Contract.

(c)          PSI Parent acknowledges that, by virtue of the Guaranty, PSI Parent specifically assumes any and all risks that a bankruptcy, reorganization case or similar proceeding of PSI may have with respect to PSI’s ability to comply with, to observe or to perform the PSI Obligations and that no modification of the PSI Obligations in connection with any such bankruptcy, reorganization case or similar proceeding will operate to affect the obligation of PSI Parent under the Guaranty with respect to the PSI Obligations as currently contemplated hereby.

(d)          In addition to all other amounts payable by the PSI Parent hereunder, PSI Parent hereby agrees to pay to Quigley upon demand any and all Losses that Quigley incurs in any Suit to enforce the obligations of PSI Parent under the Guaranty (to the extent that Quigley is successful in any such Suit).

(e)          PSI Parent is party hereto for purposes of those provisions with captions including the following text: “(PSI Parent)”.

20.3        Pre-Initial Public Offering Transaction (PSI Parent).

(a)          Subject to any approvals required under any mandatory provisions of the Act, if at any time the Board approves (with the requisite approval required hereunder) a Pre-Initial Public Offering Transaction, then each Member shall take such steps to effect such Pre-Initial Public Offering Transaction as may be reasonably requested by the Board, including transferring or tendering such Member’s Units to a Newco in exchange or consideration for shares of equity Securities of such Newco (such equity Securities, “Newco Shares”), as determined by the Board.

(b)          The Newco Shares that a Member receives in connection with the applicable Pre-Initial Public Offering Transaction will be subject to (i) the restrictions on Transfer under Article 14 (subject to the termination of such restrictions as provided in Section 14.4), (ii) applicable restrictions under federal and state securities laws and (iii) any restrictions set forth in the agreements or other instruments relating to the applicable Initial Public Offering and/or such Pre-Initial Public Offering Transaction.

(c)          In connection with a Pre-Initial Public Offering Transaction, the Board shall, in good faith, determine the Fair Market Value of the Company Assets and/or Units transferred, the aggregate Fair Market Value of Newco and the number of Newco Shares to be issued to each Member in exchange or consideration therefor in a manner consistent with Section 19.5(b). Neither the engagement of any appraisers nor any determination of value will affect the right of the Board to terminate any Pre-Initial Public Offering Transaction, which the Board may do at any time in its sole discretion.

20.4        Amendments (PSI Parent).

(a)          This Agreement may be amended if, and only if, such amendment is in writing and is signed by the Company, each Initial Member (if such Initial Member is a Member at the time of such proposed amendment), each Permitted Transferee to which an Initial Member has Transferred Units (if such Permitted Transferee is a Member at the time of such proposed amendment), and the holders of a majority of all Units issued and outstanding, and any such amendment will be binding upon all of the Members; provided, however, that, if such amendment would (i) disproportionately affect one or more classes and/or series of Units in a materially adverse manner, then such amendment will be valid only if the holders of a majority of the Units of each such class and series agrees in writing thereto or (ii) otherwise disproportionately affect one or more Members in a materially adverse manner, then such amendment will be valid only if each such Member agrees in writing thereto.

(b)          Other than with respect to amendments to the Member Schedule, the Company shall distribute to all Members any amendment hereof that has been effected in accordance with the terms hereof. The Company shall from time to time, at the direction and discretion of the Board, distribute updated versions of the Member Schedule to all of the Members, and the Company shall provide a complete and accurate Member Schedule to any Member upon the written request of such Member.

20.5        Waivers (PSI Parent). Any Party may waive any right, power or privilege hereunder, but no such waiver will be binding against any other Party. No such waiver will be enforceable against such Party unless such waiver was effected pursuant to a written instrument signed by such Party. The waiver by any Party of any right, power or privilege hereunder arising because of any breach, default or misrepresentation under or with respect to a provision hereof, whether intentional or not, will not thereby extend (and will not be deemed to thereby extend) to any right, power or privilege hereunder arising because of any prior or subsequent breach, default or misrepresentation, respectively, and will not affect in any way any rights, powers or privileges arising by virtue of any such prior or subsequent occurrence. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20.6        Successors and Assigns (PSI Parent). Except as expressly provided herein, this Agreement may not be assigned by any Party without the prior written consent of each other Party. This Agreement will be binding upon the Parties and their respective successors and assigns and will inure to the benefit of the Parties and their respective successors and permitted assigns.

20.7        Governing Law (PSI Parent). This Agreement is governed by, and is to be interpreted and enforced in accordance with, the internal Laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

20.8        Dispute Resolution and Arbitration (PSI Parent). If any dispute arises between or among the Parties regarding or relating to this Agreement, then, IN LIEU OF LITIGATION AND A TRIAL BY JURY, the Parties hereby consent to and shall resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association, before a single arbitrator in New York, New York. The Parties hereby consent to the entry of judgment upon  an award being rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, if adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any Party may seek and obtain such relief; provided, that, upon obtaining such relief, such injunctive or equitable action will be stayed pending the resolution of the arbitration proceedings called for herein. The Parties hereby consent to the exclusive jurisdiction in the state and Federal courts located in the City of New York, County of New York and State of New York for purposes of seeking such injunctive or equitable relief as set forth above. Except as otherwise provided herein, each party to any arbitration contemplated hereby shall bear its own costs; provided, however, that any fees assessed by the American Arbitration Association shall be allocated equally between the entities who are parties to such arbitration. PSI Parent hereby consents to being bound by this Section 20.8 and, if any dispute arises involving PSI or PSI Parent, each of PSI and PSI Parent (a) is hereby bound by the determination of the decision of the arbitrator in the arbitration with respect to such dispute, (b) is entitled to participate in such arbitration and may be made a party to such arbitration, and (c) will not be entitled to and shall not institute or seek to institute a separate arbitration with respect to such dispute. Service of process upon any Party may be made in the same manner as Notice may be duly provided pursuant to Section 20.1.

20.9        Counterparts (PSI Parent). This Agreement may be executed in multiple counterparts, and any Party may execute any such counterpart, each of which when executed and delivered will thereby be deemed to be an original and all of which taken together will constitute one and the same instrument. The delivery of this Agreement may be effected by means of an exchange of facsimile or portable document format (.pdf) signatures.

20.10      Effectiveness (PSI Parent). This Agreement will become effective as of the Effective Date when each Party has duly executed this Agreement and duly delivered this Agreement to each other Party; provided, however, that neither PSI nor PSI Parent is required to deliver this Agreement to the other in order for this Agreement to be so effective.

20.11      No Third-Party Beneficiaries (PSI Parent). Except as provided in Article 17, no provision hereof is intended to confer, will not confer and will not be deemed to confer upon any Person other than the Parties, their respective successors and their respective permitted assigns any rights or remedies hereunder.

20.12      Entire Agreement (PSI Parent). This Agreement, all documents delivered in connection with a Member’s admission to the Company as a Member, all documents delivered by a Party pursuant to the terms hereof and (with respect to the Persons that are party to the Related Agreements) the Related Agreements, (a) set forth the entire understanding of the Parties with respect to the subject matter hereof and thereof the transactions contemplated hereby and thereby and (b) supersede any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof or thereof, whether written or oral.

20.13      Captions (PSI Parent). All captions contained herein are for convenience of reference only, do not form a part hereof and are not to affect in any way the meaning or interpretation hereof.

20.14      Severability (PSI Parent). If any portion or provision hereof is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision hereof will be valid and enforceable to the fullest extent permitted by Law.

20.15      Interpretation (PSI Parent). The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement is not to affect the construction and interpretation hereof.

20.16      Consent to Jurisdiction and Venue (PSI Parent). Each Party hereby irrevocably submits to the exclusive jurisdiction of, and venue in, any state or federal court located within City of New York in the state of New York for the purposes of any Suit arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such Suit only in such courts. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein will be effective service of process for any such Suit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Suit brought in any such court has been brought in an inconvenient forum.

20.17      Specific Performance (PSI Parent). Each Party acknowledges that the rights of each other Party contemplated hereby are special, unique and of extraordinary character and that, if a Party violates or fails and refuses to perform any covenant made by it herein, then each other Party may be without an adequate remedy at law. If a Party violates or fails and refuses to perform any covenant that it makes hereunder, each other Party may (except to the extent the satisfaction of such covenant been has been waived by such other Party in accordance with the terms hereof), in addition to any remedies for damages or other relief, institute and prosecute an action in any court of competent jurisdiction (subject to Section 20.16) to enforce specific performance of such covenant or seek any other equitable relief. This Section 20.16 is subject to Section 20.8.

20.18      Further Assurances (PSI Parent). Each Party shall, without further consideration, prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes hereof.

20.19      Signed Writings (PSI Parent). Emails, including emails that bear an electronic “signature block” identifying the sender, do not constitute signed writings for purposes hereof.

20.20      Business Days (PSI Parent). If any date by which an action is to be taken, or by which a notice is to be provided, hereunder falls on a day other than a Business Day, then such date is to be deemed to refer to the first Business Day following such date.

20.21      Access to Counsel (PSI Parent). Each Member acknowledges that it has had adequate opportunity to engage its own legal counsel in connection with its entry into this Agreement.

20.22      Employment (PSI Parent). Nothing herein (a) creates an employer-employee relationship between any Company Entity, on the one hand, and any Member or Affiliate of any Member, on the other, (b) obligates any Company Entity to employ any Member or any Affiliate of any Member or (c) prohibits or restricts any Company Entity from terminating, at any time or for any reason, the employment of any employee that is a Member or an Affiliate of a Member.

20.23      Indemnification Against Certain Claims (PSI Parent). Each Party (such Party, the “Indemnifying Party”) shall indemnify each other Party (each such other Party, an “Indemnified Party”) against any and all liabilities, losses, damages, costs and expenses (including attorneys’ and other experts’ fees and other legal costs, including those related to any appeal, and costs of any investigation) if such Indemnified Party is subjected to or becomes involved in any Suits arising from or relating to the assertion of claims by any Affiliate or shareholder of the Indemnifying Party relating to the grant of the license covered by the License Agreement, entering into this Agreement or the payment of the license fee under the License Agreement or of any amounts hereunder.

20.24      Reimbursement of Certain Expenses (PSI Parent). On or promptly after the Effective Date, the Company shall reimburse Quigley for the costs charged by Reed Smith LLP that Quigley incurred in connection with the Company’s formation and the execution and delivery of this Agreement and the other documents entered into in connection herewith; provided, however, that the Company is not required to so reimburse Quigley pursuant to this Section 20.24 for more than $75,000 in such costs.

20.25      Controlling Provisions (PSI Parent). To the extent that the terms of the License Agreement conflict with the terms hereof, the terms of the License Agreement control.

[Signature page follows.]

The Parties are signing this Agreement as of the Effective Date.

THE QUIGLEY CORPORATION

By:	/s/ Ted Karkus
Name: Ted Karkus
Title: Chief Executive Officer

PHOSPHAGENICS INC.

By:	/s/ Fred Banti
Name: Fred Banti
Title: President

PHUSION LABORATORIES, LLC

By:	/s/ Ted Karkus
Name: Ted Karkus
Title: Co-Chief Executive Officer

PHOSPHAGENICS LTD.,
for the purposes set forth in the preamble (including Section 20.2)

By:	/s/ Fred Banti
Name: Fred Banti
Title: Senior Vice President and Chief Business Officer

Exhibit A

Member	Address	Initial Capital Contributions			Number of Units
The Quigley Corporation	621 N. Shady Retreat Road	$	[4,500,000	]	1,000 Units
	Doylestown, PA 18901
	Attention: Ted Karkus
	Facsimile: (215) 345-5920
	Email: Karkus@Quigleyco.com

	With a copy to:

	Reed Smith LLP
	599 Lexington Avenue
	New York, NY 10022
	Attention: Herbert F. Kozlov, Esq.
	Facsimile: (212) 521-5450
	Email: HKozlov@reedsmith.com

Phosphagenics Inc.	c/o Phosphagenics Ltd.		$0		1,000 Units
	11 Duerdin Street, Clayton
	Victoria, Australia 3168
	Attention: Harry Rosen
	Facsimile: +61-3-9565 1151
	Email: hrosen@phosphagenics.com

Exhibit B

Initial Managers

Quigley Designated Managers

Ted Karkus

Robert Cuddihy

PSI Designated Managers

Harry Rosen

Fred Banti

Exhibit C

List of Certain Compounds

List of compounds that we have agreed to use on a non-exclusive worldwide basis in combination with OTC actives and / or in regimens:

▪	Peptides
▪	Amino acids
▪	Lipoaminoacids (Palmitoyl glycine Cocoyl alanine)
▪	Alpha hydroxy acids
▪	Vitamins B, C, D (all forms)
▪	Alpha lipoic acid
▪	Sodium hyaluronate
▪	Allantoin
▪	Panthenol
▪	Ceramides
▪	TPM
▪	Niacinamide
▪	Retinyl propionate
▪	Lycopene
▪	Omega-3 fatty acids
▪	GABA
▪	Polyphenols
▪	Phytosterols
▪	Quercetin
▪	Tea Tree Oil
▪	Evening Primrose Oil
▪	Phenylalanine
▪	Glucuronolactone
▪	Inositol
▪	Tyrosine
▪	Citicoline
▪	Taurine